Filed Pursuant to 424(b)(3)
Registration No. 333-279770

PROSPECTUS SUPPLEMENT NO. 3
(to Prospectus dated August 7, 2024)

CONX Corp.
30,083,285 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

30,000 Shares of Class A Common Stock

This Prospectus Supplement supplements the Prospectus dated August 7, 2024, as supplemented (the “Prospectus”), which forms a part of the Registration Statement on Form S-1 (File No. 333-279770) (the “Registration Statement”) filed by CONX Corp. (“we,” “us,” “our,” the “Company,” and “CONX”) with the Securities and Exchange Commission (“SEC”). The Prospectus and this Prospectus Supplement relate to the issuance by the Company of an aggregate of up to 30,083,285 shares of our Class A common stock, $0.0001 par value per share (“Class A Common Stock”), which consists of up to (i) 11,333,333 shares of Class A Common Stock that are issuable upon the exercise of 11,333,333 warrants (the “Private Placement Warrants”) originally issued in a private placement at a price of $1.50 per Private Placement Warrant in connection with the initial public offering (the “IPO”) of the Company and (ii) 18,749,952 shares of Class A Common Stock that are issuable upon the exercise of 18,749,952 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the IPO at a price of $10.00 per unit, with each unit consisting of one share of our Class A Common Stock and one-fourth of one Public Warrant. The Prospectus and this Prospectus Supplement also relate to the offer and resale from time to time by the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in the Prospectus (the “Selling Securityholders”) of up to 30,000 shares of Class A Common Stock issued to our independent directors, which vested on the date of the consummation of the Business Combination, by certain of the Selling Securityholders. We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Securityholders pursuant to the Prospectus as supplemented by this Prospectus Supplement.

This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Quarterly Report on Form 10-Q filed with the SEC on March 4, 2025 (the “Form 10-Q”). Accordingly, we have attached a copy of the Form 10-Q to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

The Class A Common Stock and Public Warrants are traded on the over-the-counter market under the symbol “CNXX” and “CNXXW,” respectively. On March 3, 2025, the last reported sale price of the Class A Common Shares was $1.52 per share.

See the section entitled “Risk Factors” beginning on page 7 of the Prospectus as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectus to read about factors you should consider before buying securities of the Company.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 4, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2024

or

☐TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ______ to ______

Commission File Number 001-39677

CONX CORP.

(Exact name of registrant as specified in its charter)

Nevada	85-2728630
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5701 S. Santa Fe Dr.

Littleton, CO 80120

(Address of principal executive offices including zip code)

(303) 472-1542

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act: None (1)

(1) The Company’s Class A common stock and public warrants are traded on the over-the-counter market under the symbol “CNXX” and “CNXXW,” respectively.

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☐  No ☒

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes  ☐ No ☒

As of March 4, 2025, 18,928,585 shares of Class A common stock, par value $0.0001 per share, were issued and outstanding.

CONX CORP.

FORM 10-Q

For the period ended September 30, 2024

CONX CORP.

CONDENSED BALANCE SHEETS

	September 30,
	2024	December 31,
	(unaudited)	2023
Assets:
Current assets:
Cash and cash equivalents	$175,592,267	$8,162
Prepaid expenses	28,292	9,166
Total current assets	175,620,559	17,328
Cash held in trust account	—	21,966,104
Deferred Rent Receivable	108,506	—
Investment in real estate, net	22,956,481	—
Total assets	$198,685,546	$21,983,432
Liabilities, Class A Common Stock Subject to Redemption, and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$144,916	$76,826
Deferred Rent	228,500	—
Security Deposit	228,500	—
Working capital loan – related party	—	400,000
Extension notes – related party	—	1,708,426
Accrued expenses	3,118,040	1,097,000
Accrued excise tax payable	860,586	639,193
Income taxes payable	318,211	70,011
Total current liabilities	4,898,753	3,991,456
Deferred legal fees	—	275,000
Deferred underwriting fee payable	—	26,250,000
Equity forward liability	—	325,000
Derivative warrant liabilities	6,317,500	9,205,500
Convertible preferred stock liability	199,999,950	—
Total liabilities	211,216,203	40,046,956
Commitments and Contingencies
Class A common stock subject to possible redemption, 0 shares outstanding at September 30, 2024 and 2,090,269 shares at redemption value of $10.51 per share at December 31, 2023	—	21,966,104
Stockholders’ Deficit:
Class A common stock, $0.0001 par value, 500,000,000 shares authorized; 18,928,585 shares issued and outstanding at September 30, 2024 and 30,000 shares issued and outstanding at December 31, 2023	1,893	3
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 0 shares issued and outstanding at September 30, 2024 and 18,750,000 shares issued and outstanding at December 31, 2023	—	1,875
Accumulated deficit	(12,532,550)	(40,031,506)
Total Stockholders’ Deficit	(12,530,657)	(40,029,628)
Total Liabilities, Class A Common Stock Subject to Redemption, and Stockholders’ Deficit	$198,685,546	$21,983,432

The accompanying notes are an integral part of the unaudited condensed financial statements.

CONX Corp.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months	For the Three Months
	Ended September 30,	Ended September 30,
	2024	2023
Rental Income	$750,604	$—
Total Income	750,604	—
Depreciation expense	232,144	—
General and administrative expenses	1,675,027	206,009
Loss from operations	(1,156,567)	(206,009)
Other income (expense)	—	—
Change in fair value of equity forward	—	—
Change in fair value of derivative warrant liabilities	(4,813,334)	1,504,166
Unrealized gain/loss on cash equivalents held in investment account	49,942	—
Interest income on cash or cash equivalents held in investment account	2,427,879	—
Interest income on cash or investments held in Trust Account	—	—
Total other income (expense)	(2,335,513)	1,504,166
Income (loss) before income tax expense	(3,492,080)	1,298,157
Income tax expense or (benefit)	(63,384)	—
Net income (loss)	$(3,428,696)	$1,298,157
Weighted average shares used in computing net income (loss) per common share
Class A - Common stock (Basic)	18,928,585	5,948,001
Class B - Common stock (Basic)	12,534,530	18,750,000
Class A - Common stock (Diluted )	21,148,517	5,948,001
Class B - Common stock (Diluted)	12,534,530	18,750,000
Basic net income (loss) per common share
Class A - Common stock	$0.01	$(0.03)
Class B - Common stock	$0.27	$(0.03)
Diluted net income (loss) per common share
Class A - Common stock	$0.01	$(0.03)
Class B - Common stock	$0.27	$(0.03)

	For the Nine Months	For the Nine Months
	Ended September 30,	Ended September 30,
	2024	2023
Rental Income	$1,251,006	$—
Total Income	1,251,006	—
Depreciation expense	386,902	—
General and administrative expenses	4,586,784	823,520
Loss from operations	(3,722,680)	(823,520)
Other income (expense)	—	—
Change in fair value of equity forward	325,000	—
Change in fair value of derivative warrant liabilities	2,888,000	—
Unrealized gain/loss on cash equivalents held in investment account	(667)	—
Interest income on cash or cash equivalents held in investment account	4,030,130	—
Interest income on cash or investments held in Trust Account	320,104	—
Total other income	7,562,567	—
Income (loss) before income tax expense	3,839,887	(823,520)
Income tax expense or (benefit)	349,348	—
Net Income (loss)	$3,490,539	$(823,520)
Weighted average shares used in computing net income (loss) per common share
Class A - Common stock (Basic and Diluted)	11,465,449	5,948,001
Class B - Common stock (Basic and Diluted)	12,534,530	18,750,000
Basic net income (loss) per common share
Class A - Common stock	$0.01	$(0.03)
Class B - Common stock	$0.27	$(0.03)
Diluted net income (loss) per common share
Class A - Common stock	$0.01	$(0.03)
Class B - Common stock	$0.27	$(0.03)

The accompanying notes are an integral part of the unaudited condensed financial statements.

CONX Corp.

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024
	Common Stock
	Class A		Class B		Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Deficit	Deficit
Balance—December 31, 2023	30,000	3	18,750,000	1,875	(40,031,506)	(40,029,628)
Accretion Adjustment	—	—	—	—	(250,812)	(250,812)
Net Income	—	—	—	—	2,373,957	2,373,957
Balance—March 31, 2024 (unaudited)	30,000	3	18,750,000	1,875	(37,908,361)	(37,906,483)
Accretion Adjustment	—	—	—	—	75,658	75,658
Deferred underwriting fee	—	—	—	—	26,250,000	26,250,000
Excise tax imposed on common stock redemption	—	—	—	—	(221,395)	(221,395)
Class A Shares for Public Shareholders	148,585	15	—	—	1,561,598	1,561,613
Carry value and purchase price variance	—	—	—	—	(3,406,631)	(3,406,631)
Additional Paid in Capital Conversion of Class B Common Stock	18,750,000	1,875	(18,750,000)	(1,875)	—	—
Net Income	—	—	—	—	4,545,277	4,545,277
Balance—June 30, 2024 (unaudited)	18,928,585	$1,893	—	$—	(9,103,854)	$(9,101,961)
Net loss	—	—	—	—	(3,428,696)	(3,428,696)
Balance—September 30, 2024 (unaudited)	18,928,585	$1,893	—	$—	(12,532,550)	$(12,530,657)

	FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023
	Common Stock				Additional
	Class A		Class B		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance—January 1, 2023	30,000	$3	18,750,000	$1,875	$—	$(31,755,841)	$(31,753,963)
Accretion Adjustment	—	—	—	—	—	(500,903)	(500,903)
Net loss	—	—	—	—	—	(1,201,472)	(1,201,472)
Balance—March 31, 2023 (unaudited)	30,000	$3	18,750,000	$1,875	$—	$(33,458,216)	$(33,456,338)
Accretion Adjustment	—	—	—	—	—	(441,866)	(441,866)
Net loss	—	—	—	—	—	(920,206)	(920,206)
Balance—June 30, 2023 (unaudited)	30,000	$3	18,750,000	$1,875	$—	$(34,820,288)	$(34,818,410)
Accretion Adjustment	—	—	—	—	—	(323,791)	(323,791)
Excise tax imposed on common stock redemption	—	—	—	—	—	(575,803)	(575,803)
Net income	—	—	—	—	—	1,298,157	1,298,157
Balance-September 30, 2023 (unaudited)	30,000	$3	18,750,000	$1,875	$—	$(34,421,725)	$(34,419,847)

The accompanying notes are an integral part of the unaudited condensed financial statements.

CONX Corp.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2024	2023
Cash flows from Operating Activities:
Net income (loss)	$3,490,539	$(823,520)
Adjustments to reconcile net income(loss) to net cash used in operating activities:
Interest earned on cash or investments held in Trust Account	(320,104)	—
Depreciation	386,902	—
Change in fair value of derivative warrant liabilities	(2,888,000)	—
Change in fair value of equity forward liability	(325,000)	—
Changes in operating assets and liabilities:
Prepaid expenses	(19,126)	1,188
Rent Receivable	(108,506)	—
Accounts payable	68,089	36,791
Accrued expenses	2,021,040	352,200
Deferred Rent	228,500	—
Security Deposit	228,500	—
Deferred Legal Fees	(275,000)	—
Income taxes payable	248,200	(1,203,973)
Net cash provided by (used in) operating activities	2,736,032	(1,637,314)
Investing Activities
Cash distributed from trust account	22,286,209	57,580,287
Cash contributed to trust account	—	(1,266,561)
Purchase of common controlled Building and Land	(26,750,000)	—
Net cash (used in) provided by investing activities	(4,463,791)	56,313,726
Financing Activities
Redemption of Class A common stock	(20,579,660)	(57,580,287)
Proceeds from Issuance of Convertible Preferred Stock	199,999,950	—
Proceeds from Extension Note	—	1,266,561
Repayment of Extension Note	(1,708,426)	—
Proceeds from Working Capital Loan	500,000	250,000
Repayment of Working Capital Loan	(900,000)	—
Net cash provided by (used in) financing activities	177,311,864	(56,063,726)
Net change in cash	175,584,105	(1,387,314)
Cash and Cash Equivalents—beginning of the period	$8,162	$1,397,296
Cash and Cash Equivalents—end of the period	$175,592,267	$9,982

Supplement Cash Flow Information
Cash paid for income taxes	80,550	1,190,035
Excise tax liability accrued for common stock redemptions	$221,393	575,803

The accompanying notes are an integral part of the unaudited condensed financial statements

CONX Corp.

UNAUDITED NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1—Description of Organization, Business Operations and Basis of Presentation

CONX Corp. (the “Company” or “we,” “our” or “us”) was incorporated in Nevada on August 26, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets. The Company completed an asset acquisition, which met the criteria of a Business Combination as defined in the Company’s Amended and Restated Articles of Incorporation (hereafter, the “Business Combination”) on May 1, 2024 (the “Closing Date”). Subsequent to the closing of the Business Combination, the Company derived revenues primarily from rent received from our operation of real estate property. On December 2, 2024, the Company recently completed the acquisition of a controlling interest in Red Technologies SAS and anticipates to grow through further acquisition opportunities, including, but not limited to, disruptive technologies and additional infrastructure assets.

Prior to the completion of the Business Combination, the Company had not yet commenced operations. All activity for the period from August 26, 2020 (inception) through May 1, 2024 related to the Company’s initial public offering and subsequent search for a potential Business Combination target. The Company did not generate any operating revenues until after the completion of its initial Business Combination.

On November 3, 2020, the Company consummated its initial public offering of 75,000,000 Units (the “Units” and the shares of Class A common stock included in the Units, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $750.0 million (the “Initial Public Offering”), and incurring offering costs of approximately $42.3 million, inclusive of approximately $26.3 million in deferred underwriting commissions (see Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 11,333,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to nXgen Opportunities, LLC, a Colorado limited liability company (“nXgen”), each exercisable to purchase one share of Class A common stock at $11.50 per share, at a price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $17.0 million (see Note 4).

Working Capital Loans

On March 1, 2023, nXgen agreed to loan the Company an aggregate of up to $250,000 for working capital purposes. The Company issued a promissory note to nXgen to evidence the loan. On November 2, 2023, the Company issued an amended and restated promissory note (the “Restated Note”) in the principal amount of up to $550,000 to nXgen. The Restated Note amended, restated, replaced and superseded that certain promissory note dated March 1, 2023, in the principal amount of $250,000. On March 25, 2024, the Company issued an amended and restated promissory note (the “Second Restated Note”) to nXgen. The Second Restated Note amends, restates, replaces and supersedes the Restated Note to increase the principal amount available for borrowings thereunder from up to $550,000 to up to $900,000. The Second Restated Note does not bear interest, matures on the date of consummation of the Business Combination and is subject to customary events of default. The Second Restated Note was to be repaid only to the extent that the Company has funds available to it outside of its trust account located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”), established in connection with its Initial Public Offering. On the Closing Date, the Company satisfied and discharged its obligations under the Second Restated Note by repaying in full the principal amount of $900,000 to nXgen.

Completion of Business Combination

On March 10, 2024, the Company entered into a definitive purchase and sale agreement (as amended by that certain Amendment No. 1 thereto, dated May 1, 2024, the “Purchase Agreement”) with EchoStar Real Estate Holding L.L.C. (the “Seller”), a subsidiary of EchoStar Corporation (“EchoStar”), which provided for our purchase from Seller of the commercial real estate property (the “Property”) in Littleton, Colorado, comprising the corporate headquarters of DISH Wireless, for a purchase price of $26.75 million (such transaction, the “Transaction”).

On March 22, 2024, the Company received a letter from Deutsche Bank Securities Inc. (“DBSI”) whereby DBSI agreed to waive, in connection with the Business Combination, its entitlement to any portion of the deferred underwriting fee due to it pursuant to that certain underwriting agreement, dated October 29, 2020, entered into in connection with the Initial Public Offering by and between the Company and DBSI. Furthermore, DBSI disclaimed any responsibility for any portion of any registration statement or proxy statement, as applicable, that may be filed by the Company or any of its affiliates in connection with the Transaction. In connection with this, the Company reclassified the deferred underwriting fee to accumulated deficit.

On March 25, 2024, the Company waived the lock-up restrictions set forth in Section 7(a) of that certain letter agreement among the Company, nXgen, and the other initial stockholders with respect to 9,375,000 Founder Shares held by nXgen, which will allow nXgen to transfer any or all of such shares without regard to such restrictions after the completion of our initial business combination, subject to restrictions under applicable securities laws.

On May 1, 2024 (the “Closing Date”), the Company completed the Transaction pursuant to the terms of the Purchase Agreement. The Transaction constitutes the Company’s “Business Combination”, as that term is defined in our Amended and Restated Articles of Incorporation, as amended from time to time (“the Articles”).

On the Closing Date, the Company and Seller entered into a lease agreement (the “Seller Lease Agreement”), pursuant to which Seller leased the Property from the Company. The Seller Lease Agreement is a “triple-net” lease. The Seller Lease Agreement provides for (i) an initial term of approximately 10 years, (ii) a base rent payable during the first year of the initial term of $228,500 per month, which will escalate annually at a rate of two percent per annum, (iii) a monthly additional rent payment, which is estimated for each calendar year and paid in equal monthly installments, which represents Seller’s proportionate share of the operating expenses of the Property, and (iv) two five-year renewal options for Seller, with the base rent upon a renewal to be revised to fair market value and subject to the same annual escalation terms. All of Seller’s obligations under the Seller Lease Agreement are guaranteed by DISH Network Corporation (“DISH”), an affiliate of Seller.

In connection with the Transaction, each share of the then-issued and outstanding Class B common stock, par value $0.0001 per share of the Company (“Class B Common Stock”), automatically converted into one share of Class A common stock, par value $0.0001 per share of the Company (“Class A Common Stock”, and such conversion the “Class B Conversion”), on the Closing Date.

In connection with the consummation of the Transaction, the Company provided all holders of shares of its Class A common stock, par value of $0.0001 per share, purchased in the Company’s Initial Public Offering, the opportunity to have such shares redeemed pursuant to, and subject to the limitations of, the provisions of the Articles. The per-share amount distributed to public stockholders who redeemed their Public Shares was not reduced by any deferred underwriting commissions (as discussed in Note 6). In accordance with Accounting Standards Codification (“ASC”) 480-10-S99, “Distinguishing Liabilities From Equity”, redemption provisions not solely within the control of the Company require common stock subject to possible redemption to be classified outside of permanent equity. Because a stockholder vote was not required by law and the Company did not hold a stockholder vote for business or other legal reasons, the Company, pursuant to its Articles, conducted the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and filed tender offer documents with the SEC prior to completing a Business Combination. The Company’s initial stockholders and independent directors agreed to waive their redemption rights with respect to their Founder Shares, the Independent Director Shares and Public Shares in connection with the completion of a Business Combination.

Pursuant to the Tender Offer Statement on Schedule TO originally filed with the SEC by the Company on April 1, 2024 (together with any subsequent amendments and supplements thereto, the “Schedule TO”) in connection with the Company’s offer to purchase for cash up to 2,120,269 of its issued and outstanding shares of Class A Common Stock at a price of approximately $10.60 per share (the “Purchase Price”), a total of 1,941,684 shares of Class A Common Stock (the “Tendered Shares”) were validly tendered and not properly withdrawn as of the expiration date of the tender offer and were accepted for purchase by the Company. As of the Closing Date, the Company purchased all such Tendered Shares of Class A Common Stock at the Purchase Price.

On May 2, 2024, the Nasdaq Hearings Panel notified the Company of the Panel’s determination that the Company’s securities would be delisted from Nasdaq. Trading of the Company’s securities on Nasdaq was suspended at the open of trading on May 6, 2024. On June 24, 2024, the Company withdrew its appeal of the Panel’s decision and the Nasdaq Listing and Hearing Review Council did not call the matter for review. On July 19, 2024, Nasdaq filed a Form 25 with the Securities and Exchange Commission to delist the Company’s securities from Nasdaq. The delisting became effective on July 29, 2024. The Company’s Class A common stock and public warrants are traded on the over-the-counter market under the symbol “CNXX” and “CNXXW,” respectively.

On July 19, 2024, Nasdaq filed a Form 25 with the Securities and Exchange Commission to delist the Company’s securities from Nasdaq. The delisting became effective on July 29, 2024. The Company’s Class A common stock and public warrants are traded on the over-the-counter market under the symbol “CNXX” and “CNXXW,” respectively.

On August 7, 2024, the SEC declared effective the Company’s registration statement on Form S-1 registering the issuance of up to 30,083,285 shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and Public Warrants and the offer and resale of 30,000 shares of Class A common stock by the selling stockholders named therein.

On September 30, 2024, the Company and certain other investors (such investors together with the Company, the “PIPE Investors”) entered into subscription agreements (the “Subscription Agreements”) with EchoStar, pursuant to which the PIPE Investors agreed, subject to the terms and conditions set forth therein, to purchase from EchoStar an aggregate of 14.265 million shares of EchoStar’s Class A common stock, par value $0.01 per share, at a purchase price of $28.04 per share, for an aggregate cash purchase price of approximately $400 million (such investment, the “PIPE Investment”). The portion of the PIPE Investment represented by the Company’s Subscription Agreement represented an agreement to purchase from EchoStar an aggregate of 1,551,355 shares of EchoStar’s Class A common stock for an aggregate cash purchase price of approximately $43.5 million. The PIPE Investment was completed on November 12, 2024.

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q. Certain information or footnote disclosures normally included in the unaudited condensed financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements included in the Company’s annual report on Form 10-K, as filed with the SEC on March 28, 2024, and as amended on Form 10-K/A, filed with the SEC on April 15, 2024. The interim results for the three and nine months ended September 30, 2024 are not necessarily indicative of the results to be expected for the period ended December 31, 2024 or for any future periods.

Liqudity

Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied with the proceeds from the consummation of the Private Placement not held in the Trust Account and working capital loans provided by nXgen.

On May 1, 2024, the Company completed its Business Combination. In addition, on May 1, 2024, the Company completed its previously announced Equity Forward Transaction, resulting in cash proceeds to the Company aggregating approximately $200 million.

In connection with the Transaction, the Company entered into the Seller Lease Agreement which results in annual rental revenue of approximately $3 million.

Management determined that the Company’s sources of liquidity will be sufficient to meet the Company’s financing requirements for the one-year period from the issuance date of the September 30, 2024 financial statements through March 4, 2026 and the Company will no longer continue as a Going Concern.

Segment Reporting

The Company operates through a single reportable business segment as it only reports financial information on an aggregate basis to its Chief Executive Officer, who is the Company’s chief operating decision maker. The Company derives revenues primarily from rent received from our operation of real estate property pursuant to the Seller Lease Agreement.

Note 2—Summary of Significant Accounting Policies

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

We routinely assess the financial strength of significant customers. As discussed in Note 1, the Property is leased to one tenant pursuant to the Seller Lease Agreement. As the tenant currently has liquidity concerns evidenced by going concern disclosure in its public filings, we will continue to monitor the realization of the rent receivable under the Seller Lease Agreement.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the Balance Sheets, except for the public and private placement warrants.

See Note 9 for additional information on assets and liabilities measured at fair value on a recurring basis.

Derivative Financial Instruments

The Company evaluated the Public and Private Warrants and the Equity Forward as either equity-classified or liability-classified instruments based on an assessment of the warrants’ specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”).

The Company’s Public and Private Warrants derivative instruments are recorded at fair value as of the Initial Public Offering (November 3, 2020) and re-valued at each reporting date, with changes in the fair value reported in the Unaudited Condensed Statements of Operations. Derivative assets and liabilities are classified on the Unaudited Condensed Balance Sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the Balance Sheet date. The Company has determined the Warrants are a derivative instrument. As the Warrants meet the definition of a derivative the Warrants are measured at fair value at issuance and at each reporting date in accordance with ASC 820, “Fair Value Measurements and Disclosures,” with changes in fair value recognized in the Unaudited Condensed Statements of Operations in the period of change.

The Equity Forward is a liability classified instrument in accordance with ASC 480 because the underlying instrument contains a contingent redemption feature. The Equity Forward was recorded at fair value on the date of issuance and re-valued at each reporting period, with changes in the fair value reported in the Unaudited Condensed Statements of Operations.

Investments and Cash Held in Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, the Company was required to place net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement in a Trust Account, which had been invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by management of the Company. Investments held in the Trust Account were classified as trading securities and presented on the Balance Sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in the Trust Account were included in interest income on investments held in Trust Account in the accompanying Unaudited Condensed Statements of Operations.

Effective October 12, 2022, the Company converted all of its investments in the Trust Account into cash, which remained in the Trust Account. On September 29, 2023, the Company instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to hold all funds in the Trust Account in an interest-bearing deposit account with a financial institution in the United States. Accordingly, following the transfer to an interest-bearing deposit account, the amount of interest income (which we are permitted to use to pay our taxes and up to $100,000 of dissolution expenses) again increased. On the Closing Date, approximately $20.58 million of funds held in the Trust Account were used to pay the redemption of 1,941,684 shares of Class A common stock and $55,734 of funds were withdrawn for tax disbursements. The Trust Account was closed and $1,503,969 of funds remaining in the Trust Account were released to the Company pursuant to the trust agreement.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. The determination of the fair value of the warrant and equity forward liabilities is a significant accounting estimate included in these unaudited condensed financial statements. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $175,592,267 and $8,162 in cash and cash equivalents as of September 30, 2024 and December 31, 2023, respectively.

Property and Equipment

Property and equipment are stated at cost less depreciation and impairment losses, if any. Because the Company and Seller are entities under common control, the Property was initially recorded on our Unaudited Condensed Balance Sheets at the Seller’s cost less accumulated depreciation.

Depreciation is recorded on a straight-line basis over useful lives ranging from one to 40 years. Repair and maintenance costs are charged to expense when incurred. Renewals and improvements that add value or extend the asset’s useful life are capitalized.

Offering Costs Associated with the Initial Public Offering

Offering costs consist of legal, accounting, underwriting commissions and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non-operating expenses or income in the Unaudited Condensed Statements of Operations. Offering costs associated with the Class A common stock were charged against the carrying value of the shares of Class A common stock upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Common Stock Subject to Possible Redemption

In connection with the consummation of the Transaction, the Company provided all holders of shares of its Class A common stock, par value of $0.0001 per share, purchased in the Company’s Initial Public Offering, the opportunity to have such shares redeemed pursuant to, and subject to the limitations of, the provisions of the Articles. The per-share amount distributed to public stockholders who redeemed their Public Shares was not reduced by any deferred underwriting commissions (as discussed in Note 6). In accordance with ASC 480-10-S99, “Distinguishing Liabilities From Equity”, redemption provisions not solely within the control of the Company require common stock subject to possible redemption to be classified outside of permanent equity. Because a stockholder vote was not required by law and the Company did not hold a stockholder vote for business or other legal reasons, the Company, pursuant to its Articles, conducted the redemptions pursuant to the tender offer rules of the SEC and filed tender offer documents with the SEC prior to completing a Business Combination. The Company’s initial stockholders and independent directors agreed to waive their redemption rights with respect to their Founder Shares, the Independent Director Shares and Public Shares in connection with the completion of a Business Combination.

Effective October 31, 2022, the redemption amount was increased (i) $0.02 for each public share that was not redeemed as of October 31, 2022, plus (ii) $0.02 for each public share that is not redeemed for each subsequent calendar month commencing on December 3, 2022, and on the third day of each subsequent month, or portion thereof, that we required to complete a business combination from November 3, 2022 until June 3, 2023. Each additional contribution was deposited in the Trust Account on or before the third day of such calendar month. nXgen agreed to advance such amounts through the First Extension Note (see Note 4).

Effective June 2, 2023, the redemption amount was increased (i) $0.04 for each public share that was not redeemed as of June 2, 2023, plus (ii) $0.04 for each public share that is not redeemed for each subsequent calendar month commencing on July 3, 2023, and on the third day of each subsequent month, or portion thereof, that is required to complete a Business Combination from June 3, 2023 until November 3, 2023. Each additional contribution was deposited in the Trust Account on or before the third day of such calendar month. nXgen agreed to advance such amounts through the Second Extension Note (see Note 4).

Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).

Revenue Recognition

In general, the Company commences rental revenue recognition when the tenant takes possession of the leased space and the leased space is substantially ready for its intended use. Contractual rental revenue is reported on a straight-line basis over the term of the lease. Deferred Rent Receivable, as reported on the Unaudited Condensed Balance Sheets, represents cumulative rental income earned in excess of rent payments received pursuant to the terms of the lease agreement.

The Company must estimate the collectability of its Deferred Rent Receivable balances related to rental revenue. When evaluating the collectability of such balances, management considers the tenant’s creditworthiness, changes in the tenant’s payment patterns, and current economic trends. The Company writes off the tenant’s receivable balances if the Company considers the balances no longer probable of collection.

Net income (loss) Per Share of Common Stock

Net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding for the period. Income and losses are shared pro rata between the two classes of shares. Accretion associated with the Class A common stock subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value. The calculations below take into account the effect of the Company’s convertible preferred stock on an as-converted basis. When calculating its diluted net income (loss) per share, however, the Company has not considered the effect of the (i) Warrants issued in connection with the Initial Public Offering, and (ii) the Private Placement Warrants since the exercise of such warrants is anti-dilutive.

	For The		For The
	Nine-Month		Nine-Month
	Period Ended		Period Ended
	September 30, 2024		September 30, 2023
	Class A	Class B	Class A	Class B
Basic net income (loss) per share
Numerator:
Allocation of net income (loss)	$151,151	$3,339,388	$(198,327)	$(625,193)
Less: Net income (loss) allocated to convertible preferred stock	—	—	—	—
Net income (loss) attributable to common stock	151,151	3,339,388	(198,327)	(625,193)
Denominator:
Basic weighted average shares outstanding	11,465,449	12,534,530	5,948,001	18,750,000
Basic net income (loss) per share	$0.01	$0.27	$(0.03)	$(0.03)
Basic net income (loss) per share
Diluted net income (loss) per share
Numerator:
Diluted net income (loss) attributable to common stock	$81,945	$3,339,388	$(198,327)	$(625,193)
Add: net income (loss) allocated to convertible preferred stock	69,206	—	—	—
Net income (loss) applicable to common shareholders	151,151	3,339,388	(198,327)	(625,193)
Denominator:
Basic weighted average common shares used in computing basic net income (loss) per common share	11,465,449	12,534,530	5,948,001	18,750,000
Add: weighted average of Series A Redeemable Convertible Preferred Stock, as converted	9,683,068	—	—	—
Weighted average common shares used in computing diluted net income (loss) per common share	21,148,517	12,534,530	5,948,001	18,750,000
Weighted average common shares outstanding using the two-class method	21,148,517	12,534,530	5,948,001	18,750,000
Diluted income (loss) applicable to common shareholders per common share	$0.01	$0.27	$(0.03)	$(0.03)
Basic weighted average common shares used in computing basic net income (loss) per common share	11,465,449	12,534,530	5,948,001	18,750,000

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the unaudited condensed financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed de minimis as of September 30, 2024 and December 31, 2023.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the unaudited condensed financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2024 and December 31, 2023. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of September 30, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our unaudited condensed financial statements.

Note 3—Initial Public Offering

On November 3, 2020, the Company consummated the Initial Public Offering of 75,000,000 Units at $10.00 per Unit, generating gross proceeds of $750.0 million, and incurring offering costs of approximately $42.3 million, inclusive of approximately $26.3 million in deferred underwriting commissions.

Each Unit consists of one share of Class A common stock, par value $0.0001 per share, and one-fourth of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

Note 4—Related Party Transactions

Founder Shares

On August 28, 2020, Charles W. Ergen (the “Founder”) purchased an aggregate of 28,750,000 shares of the Company’s Class B common stock (the “Founder Shares”) for $25,000, or approximately $0.001 per share and transferred 2,875,000 Founder Shares to Jason Kiser, the Company’s Chief Executive Officer, for approximately the same per-share price initially paid by the Founder. On October 21, 2020, the Founder and Mr. Kiser contributed their Founder Shares to nXgen, in return for proportionate equity interests, resulting in nXgen holding 28,750,000 Founder Shares. On October 23, 2020, nXgen forfeited 7,187,500 Founder Shares, resulting in nXgen holding 21,562,500 Founder Shares. All share and per share amounts have been restated to reflect the forfeited shares. On December 14, 2020, as a result of the underwriters not exercising the over-allotment option, nXgen forfeited 2,812,500 Founder Shares, resulting in nXgen holding 18,750,000 Founder Shares.

On October 23, 2020, the Company granted 10,000 Independent Director Shares to Gerald Gorman, on January 27, 2021, the Company granted 10,000 Independent Director Shares to Adrian Steckel, and on October 29, 2021, the Company granted 10,000 Independent Director Shares to David K. Moskowitz, all of which vested on completion of our Business Combination on May 1, 2024.

The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares or Independent Director Shares until the earlier to occur of (i) 180 days after the completion of the initial Business Combination and (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property. On March 25, 2024, the Company waived the lock-up restrictions set forth in Section 7(a) of that certain letter agreement among the Company, nXgen, and the other initial stockholders with respect to 9,375,000 Founder Shares held by nXgen, which allows nXgen to transfer any or all of such shares without regard to such restrictions, subject to restrictions under applicable securities laws.

In connection with the Transaction, each Founder Share automatically converted into one share of Class A common stock on the Closing Date.

Equity Forward Transaction

On November 1, 2023, the Company entered into a subscription agreement (the “Subscription Agreement”) with the Founder or an affiliate (the “Subscriber”, and such subscription agreement, as amended by that certain amendment No. 1 to the subscription agreement, dated March 25, 2024, the “Subscription Agreement”).

On March 25, 2024, the Company and the Subscriber entered into an amendment to the Subscription Agreement amending the terms of the Preferred Stock issuable thereunder contingent upon, and substantially concurrently with, the consummation of the Transaction, to provide that (i) the issuance of shares of the Company’s common stock on conversion of the Preferred Stock will be subject to prior approval of the Company’s stockholders to the extent (and only to the extent) that such conversion would require stockholder approval under Nasdaq Rule 5635, and (ii) at any time and from time to time following the issuance of the Preferred Stock, the Company may redeem the Preferred Stock in whole or in part, at the option of the Company, at a price equal to $11.50 per share.

On the Closing Date, the Company completed its previously announced transaction (the “Equity Forward Transaction” or “Equity Forward”) pursuant to the terms of the Subscription Agreement. The closing of the Equity Forward Transaction was contingent upon the consummation of the Transaction. Prior to the Closing Date, Mr. Ergen assigned the Subscription Agreement in accordance with its terms to a trust established for the benefit of his family (the “Trust”). On the Closing Date, the Company issued and sold to the Trust 17,391,300 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), at an aggregate purchase price of approximately $200 million, or $11.50 per share. The Company used a portion of the proceeds from the Equity Forward Transaction to fund the purchase price for the Property in the Business Combination. As a result of the completion of the Equity Forward Transaction and the issuance of the Preferred Stock, there is no outstanding liability associated with the Equity Forward as of September 30, 2024.

On the Closing Date, the Company filed a Certificate of Designation (the “Certificate of Designation”) with the Secretary of State of the State of Nevada setting forth the terms, rights, obligations and preferences of the Preferred Stock. Pursuant to the Certificate of Designation, on the tenth trading day following the date on which the volume-weighted average price for the Company’s common stock over any twenty trading days within any preceding thirty consecutive trading day period is greater than or equal to $11.50, each share of Preferred Stock will mandatorily be converted into one share of Class A Common Stock, subject to certain limitations and customary adjustments for stock dividends, stock splits and similar corporate actions.

If the Preferred Stock has not earlier been converted, the Company will redeem each share of Preferred Stock after the date that is the fifth anniversary of the closing of the Company’s initial business combination, on not less than 10 nor more than 20 days prior notice, in cash at a price equal to $11.50 per share, subject to certain customary adjustments. This redemption feature requires the Preferred Stock to be liability classified due to the conversion feature being considered non-substantive under applicable accounting guidance. However, the Company determined that the redemption features associated with the Preferred Stock are to be considered as clearly and closely related to the host contract and, therefore, do not require separate reporting at fair value for each reporting period.

The Preferred Stock entitles Subscriber to receive dividends equal to and in the same form as dividends actually paid on shares of the Company’s common stock, in each case, on an as-converted basis. The Preferred Stock does not have voting rights.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 11,333,333 Private Placement Warrants to nXgen, each exercisable to purchase one share of Class A common stock at $11.50 per share, at a price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $17.0 million.

Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to nXgen was added to the proceeds from the Initial Public Offering to be held in the Trust Account. Had the Company not completed a business combination within the Combination Period, the Private Placement Warrants would have expired worthless. The Private Placement Warrants are non-redeemable for cash and exercisable on a cashless basis so long as they are held by nXgen or its permitted transferees.

nXgen and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Business Combination.

Related Party Loans

Working Capital Loans

On March 1, 2023, nXgen agreed to loan the Company an aggregate of up to $250,000 for working capital purposes. The Company issued a promissory note to nXgen to evidence the loan. On November 2, 2023, the Company issued the Restated Note in the principal amount of up to $550,000 to nXgen. The Restated Note amended, restated, replaced and superseded that certain promissory note dated March 1, 2023, in the principal amount of $250,000. On March 25, 2024, the Company issued the Second Restated Note to nXgen. The Second Restated Note amends, restates, replaces and supersedes the Restated Note to increase the principal amount available for borrowings thereunder from up to $550,000 to up to $900,000. As of the Closing Date, the Company had borrowed $900,000 under the Second Restated Note. The Second Restated Note does not bear interest, matures on the date of consummation of the Business Combination and is subject to customary events of default. The Second Restated Note was to be repaid only to the extent that the Company has funds available to it outside of its Trust Account established in connection with its Initial Public Offering. As of the Closing Date, the Company satisfied and discharged its obligations under the Second Restated Note by repaying in full the principal amount to nXgen.

First Extension Note

On October 31, 2022, nXgen agreed to loan the Company an aggregate of up to $1,168,774 for making payments into the Trust Account to extend the period for which the Company has to complete and Initial Business Combination. This loan was non-interest bearing, unsecured and due at the earlier of the date of the Initial Business Combination or the liquidation of the Company. The Company issued a promissory note in the principal amount of up to $1,168,774 to nXgen, evidencing the Company’s indebtedness with respect to such loans. nXgen had the option to convert up to $1,500,000 of the unpaid principal balance of this Note into that number of warrants, each whole warrant exercisable for one share of Class A common stock, $0.0001 par value per share, of the Company (the “First Extension Conversion Warrants”), equal to the principal amount of the note payable so converted divided by $1.50. The First Extension Conversion Warrants were identical to the Private Placement warrants issued by the Company in a private placement that took place immediately prior to the closing of the Initial Public Offering. The Extension Notes - related party contained an embedded conversion feature that is not clearly and closely related to the debt agreement, which requires bifurcation and reporting at fair value. Due to the conversion feature being out of the money at inception and as of each reporting period, the value of the embedded conversion option is immaterial. As of the Closing Date, the Company satisfied and discharged its obligations under the First Extension Note by repaying in full the principal amount to nXgen.

Second Extension Note

On June 2, 2023, nXgen agreed to loan the Company an aggregate of up to $539,652 for making payments into the Trust Account to extend the period for which the Company has to complete and Initial Business Combination. This loan was noninterest bearing, unsecured and due at the earlier of the date of the Initial Business Combination or the liquidation of the Company. The Company issued a promissory note in the principal amount of up to $539,652 to nXgen, evidencing the Company’s indebtedness with respect to such loans. nXgen had the option to convert up to $300,000 of the unpaid principal balance of this Note into that number of warrants, each whole warrant exercisable for one share of Class A common stock, $0.0001 par value per share, of the Company (the “Second Extension Conversion Warrants”), equal to the principal amount of the note payable so converted divided by $1.50. The Second Extension Conversion Warrants were identical to the Private Placement warrants issued by the Company in a private placement that took place immediately prior to the closing of the Initial Public Offering. As of the Closing Date, the Company had borrowed $539,652 under the Second Extension Note. The Extension Notes - related party contained an embedded conversion feature that is not clearly and closely related to the debt agreement, which requires bifurcation and reporting at fair value. Due to the conversion feature being out of the money at inception and as of each reporting period, the value of the embedded conversion option is immaterial. As of the Closing Date, the Company satisfied and discharged its obligations under the Second Extension Note by repaying in full the principal amount to nXgen.

Business Combination

On the Closing Date, the Company completed the purchase from the Seller, a subsidiary of EchoStar, and an affiliate of the Company of the Property, for a purchase price of $26.75 million pursuant to the Purchase Agreement, by and between the Company and Seller. The Transaction constitutes the Company’s “Business Combination”, as that term is defined in the Company’s Articles.

On the Closing Date, the Company and Seller entered into the Seller Lease Agreement, pursuant to which Seller leased the Property from the Company. The Seller Lease Agreement is a “triple-net” lease. The Seller Lease Agreement provides for (i) an initial term of approximately 10 years, (ii) a base rent payable during the first year of the initial term of $228,500 per month, which will escalate annually at a rate of two percent per annum, (iii) a monthly additional rent payment, which is estimated for each calendar year and paid in equal monthly installments, which represents Seller’s proportionate share of the operating expenses of the Property, and (iv) two five-year renewal options for Seller, with the base rent upon a renewal to be revised to fair market value and subject to the same annual escalation terms. All of Seller’s obligations under the Seller Lease Agreement are guaranteed by DISH, an affiliate of Seller and the Company.

PIPE Investment

On September 30, 2024, the Company and certain other the PIPE Investors entered into Subscription Agreements with EchoStar, pursuant to which the PIPE Investors agreed, subject to the terms and conditions set forth therein, to purchase from EchoStar an aggregate of 14.265 million shares of EchoStar’s Class A common stock, par value $0.01 per share, at a purchase price of $28.04 per share, for an aggregate cash purchase price of approximately $400 million (such investment, the “PIPE Investment”). The portion of the PIPE Investment represented by the Company’s Subscription Agreement represented an agreement to purchase from EchoStar an aggregate of 1,551,355 shares of EchoStar’s Class A common stock for an aggregate cash purchase price of approximately $43.5 million. The PIPE Investment was completed on November 12, 2024.

Note 5—Property and Equipment

Property and Equipment

Property and equipment consisted of the following, shown as “Investment in real estate, net” on our Unaudited Condensed Balance Sheets:

		As of
	Depreciable Life	September 30,	December 31,
	(in Years)	2024	2023
Buildings and improvements	1 – 40	$34,803,652	$—
Land	—	3,248,608	—
Construction in process	—	402,173	—
Total property and equipment		38,454,434	—
Accumulated depreciation		(15,497,953)	—
Property and equipment, net		$22,956,481	$—

The increase in property and equipment resulted from the Transaction. See Note 1 for further information.

Depreciation expense consisted of the following:

	For the Three Months Ended		For the Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
Buildings and improvements	$232,144	$—	$386,902	$—
Total depreciation	232,144	—	386,902	—

The increase in depreciation expense resulted from the Transaction. See Note 1 for further information.

Note 6—Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Preferred Stock, Warrants and Independent Director Shares are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The registration and stockholder rights agreement neither provides for any maximum cash penalties nor any penalties connected with delays in registering the Company’s common stock.

Underwriting Agreement

The underwriters received an underwriting discount of $0.20 per unit, or $15,000,000 in the aggregate, upon the closing of the Initial Public Offering. $0.35 per unit, or $26,250,000 in the aggregate was payable to the underwriters for deferred underwriting commissions (which deferred underwriting commission was waived by the underwriters on March 22, 2024).

Deferred Legal Fees

The Company obtained legal advisory services in connection with the Initial Public Offering and agreed to pay approximately $275,000 of such fees upon the consummation of the initial Business Combination, which was recorded as deferred legal fees in the Balance Sheets as of September 30, 2024 and December 31, 2023. In connection with the consummation of the Transaction, the Company incurred $1.6 million in legal fees and paid $1.37 million of these fees including the $275,000 of deferred legal fees.

Excise Tax

During the quarter ended June 30, 2024, holders of 1,941,684 shares of Class A Common stock exercised their right to redeem their shares for an aggregate redemption amount of $20.58 million. During the year ended December 31, 2023, holders of 6,294,164 shares of Class A common stock exercised their right to redeem their shares for an aggregate redemption amount of $63.92 million. As a result, the Company has accrued for and recorded a 1% excise tax liability in the amount of $860,586 and $639,193 on the Balance Sheets as of September 30, 2024 and December 31, 2023, respectively. The liability does not impact the statements of operations and is offset against additional paid-in capital or accumulated deficit if additional paid-in capital is not available.

Note 7—Stockholders’ Equity Deficit

Class A Common Stock—The Company is authorized to issue 500,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of September 30, 2024 and December 31, 2023, there were 18,928,585 and 2,120,269 shares of Class A common stock (of which 30,000 shares were Independent Director Shares and not subject to redemption) issued and outstanding, respectively.

Class B Common Stock— The Company is authorized to issue 50,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of September 30, 2024 and December 31, 2023, there were 0 and 18,750,000 shares of Class B common stock issued and outstanding, respectively.

As of September 30, 2024, nXgen owns approximately 99.41% of the Company’s issued and outstanding common stock.

Holders of record of Class A common stock and holders of record of Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders, with each share of stock entitling the holder to one vote, except as required by law or stock exchange rule, and except that prior to the Business Combination, only holders of the Founder Shares had the right to vote on the appointment of directors. Holders of the Public Shares were not entitled to vote on the appointment of directors during such time. In addition, prior to the completion of the Business Combination, holders of two-thirds of the voting power of the Founder Shares could remove a member of the board of directors for any reason.

The Class B common stock automatically converted into Class A common stock at the time of the Business Combination on a one-for-one basis. See Note 1.

Preferred Stock—The Company is authorized to issue 20,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2024, there were 17,391,300 shares of preferred stock issued and outstanding. See Note 4.

Note 8—Warrants

As of September 30, 2024, the Company had 18,750,000 Public Warrants and 11,333,333 Private Placement Warrants outstanding. The Public Warrants expire on the fifth anniversary of the Business Combination or earlier upon redemption or liquidation, provided the Company has an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act).

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants were not be transferable, assignable or saleable until 30 days after the completion of the Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by nXgen or its permitted transferees. If the Private Placement Warrants are held by someone other than nXgen or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon a minimum of 30 days’ prior written notice of redemption; and
●	if, and only if, the last sales price (the “closing price”) of the Class A common stock equals or exceeds $18.00 per share on each of 20 trading days within the 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders.

In addition, the Company may call the Public Warrants for redemption:

●	in whole and not in part;
●	at $0.10 per warrant provided that holders will be able to exercise their warrants, but only on a cashless basis, prior to redemption and receive a certain number of shares of Class A common stock, based on the fair market value of the Class A common stock;
●	if, and only if, the closing price of Class A common stock equals or exceeds $10.00 per share for any 20 trading days within the 30-trading day period ending three trading days before the notice of redemption is sent to the warrant holders; and
●	if the closing price of Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the notice of redemption is sent to the warrant holders is less than $18.00 per share, the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants.

In no event will the Company be required to net cash settle any warrant.

Note 9—Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs which are supported by little or no market activity and which are significant to the fair value of the assets or liabilities.

The following tables present information about the Company’s assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2024 and December 31, 2023 and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. Significant deviations from these estimates and inputs could result in a material change in fair value.

		September 30,
Description	Level	2024
Assets:
Cash Equivalents - Money Market & Fixed Income Securities	2	$173,637,125
Liabilities:
Private Placement Warrants	2	$3,937,500
Public Warrants	1	$2,380,000
Convertible Preferred Stock Liability	3	$199,999,950

		December 31,
Description	Level	2023
Liabilities:
Private Placement Warrants	2	$3,468,000
Public Warrants	1	$5,737,500
Equity Forward	3	$325,000

Cash Equivalents

As of September 30, 2024 and December 31, 2023, the carrying amount for cash equivalents in the Company’s investment account was equal to or approximated fair value due to their short-term nature or proximity to current market rates.

Fair values of our cash equivalents are measured on a recurring basis based on a variety of observable market inputs. Fair values of our investments in marketable debt are generally based on Level 2 measurements as the markets for such debt are less active. We consider trades on or near the measurement date as a strong indication of fair value and matrix pricing techniques that consider par value, coupon rate, credit quality, maturity and other relevant features may also be used to determine fair value of our investments in marketable debt.

Warrants

As of September 30, 2024 and December 31, 2023, the Company’s derivative warrant liabilities were valued at $6,317,500 and $9,205,500, respectively. The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within derivative warrant liabilities on the Balance Sheets. The derivative warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of derivative warrant liabilities in the Unaudited Condensed Statements of Operations.

The liability associated with the Warrants is measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of September 30, 2024 and December 31, 2023 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker CNXXW. As the transfer of Private Placement Warrants to anyone outside of a small group of individuals who are permitted transferees would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant, with an insignificant adjustment for short-term marketability restrictions. As such, the Private Placement Warrants are classified as Level 2.

Convertible Preferred Stock

As of September 30, 2024, the Company’s liability associated with the Preferred Stock was valued at $199,999,950.If the Preferred Stock has not earlier been converted, the Company will redeem each share of Preferred Stock after the date that is the fifth anniversary of the closing of the Company’s initial business combination, on not less than 10 nor more than 20 days prior notice, in cash at a price equal to $11.50 per share, subject to certain customary adjustments. This redemption feature requires the Preferred Stock to be liability classified due to the conversion feature being considered non-substantive under applicable accounting guidance. However, the Company determined that the redemption features associated with the Preferred Stock are to be considered as clearly and closely related to the host contract and, therefore, do not require separate reporting at fair value for each reporting period.

The liability associated with the Preferred Stock is measured at fair value as of the issuance date and at the redemption value subsequently. The subsequent measurement of the Preferred Stock as of September 30, 2024 is classified as Level 3 due to the use of unobservable inputs which are supported by little or no market activity and which are significant to the fair value of the assets or liabilities. In accordance with ASC 480-10 and after considering several factors, the Company determined that the issue price of $11.50 per share is deemed to be (or approximate) the fair value of the Preferred Stock at the issuance date. Because the settlement date for the Preferred Stock varies based on specified conditions, the Company’s determined that the Preferred Stock should be measured subsequently at the same per share amount as the issue price, which is the price that would be paid by the Company if the Preferred Stock were redeemed at the reporting date.

The following tables present the changes in the fair value of derivative warrant liabilities during the nine months ended September 30, 2024 and September 30, 2023:

			Aggregate
	Private	Public	Warrant
	Warrants	Warrants	Liability
Fair value as of December 31, 2023	$3,468,000	5,737,500	9,205,500
Change in fair value	(1,202,467)	(1,989,375)	(3,191,842)
Fair value as of March 31, 2024	$2,265,533	3,748,125	6,013,658
Change in fair value	(1,698,867)	(2,810,625)	(4,509,492)
Fair value as of June 30, 2024	$566,666	937,500	1,504,166
Change in fair value	1,813,334	3,000,000	4,813,334
Fair value as of September 30, 2024	$2,380,000	3,937,500	6,317,500

(1)	Changes in valuation inputs or other assumptions are recognized in change in fair value of derivative warrant liabilities in the Unaudited Condensed Statements of Operations.
(2)	During the nine months ended September 30, 2024 and December 31, 2023, there were no transfers into or out of the Level 1, Level 2, or Level 3 classifications.

			Aggregate
	Private	Public	Warrant
	Warrants	Warrants	Liability
Fair value as of December 31, 2022	$1,700,000	2,812,500	4,512,500
Change in fair value	347,933	575,625	923,558
Fair value as of March 31, 2023	2,047,933	3,388,125	5,436,058
Change in fair value	218,733	361,875	580,608
Fair value as of June 30, 2023	2,266,667	3,750,000	6,016,667
Change in fair value	(566,667)	(937,500)	(1,504,167)
Fair value as of September 30, 2023	$1,700,000	2,812,500	4,512,500

(1)	Changes in valuation inputs or other assumptions are recognized in change in fair value of derivative warrant liabilities in the Unaudited Condensed Statements of Operations.
(2)	During the nine months ended September 30, 2023 and December 31, 2022, there were no transfers into or out of the Level 1, Level 2, or Level 3 classifications.

Equity Forward

As of September 30, 2024, the Company’s equity forward was valued at $0. The Equity Forward is accounted for as a liability classified financial instrument in accordance with ASC 480 and is presented as the Equity forward liability in the Balance Sheets as of September 30, 2024 and December 31, 2023.

The Equity Forward is measured at fair value on a recurring basis. The subsequent measurement of the Equity Forward as of September 30, 2024 is classified as Level 3 due to unobservable inputs that are supported by little or no market activity that are significant to the fair value of the liability.

Equity
Forward
Fair value as of December 31, 2023	$325,000
Change in fair value	(325,000)
Fair value as of September 30, 2024	$0

The Equity Forward at December 31, 2023 was valued as follows:

Valuation Technique	Unobservable Input	Amount
Monte Carlo simulation	Volatility	27%
	Credit adjusted discount rate	35%
	Transaction probability	4%

Extension Notes – Related party

The Extension Notes – related party contain an embedded conversion feature that is not clearly and closely related to the debt agreement, which requires bifurcation and reporting at fair value. Due to the conversion feature being out of the money at inception and as of each reporting period, the value of the embedded conversion option is immaterial.

Note 10—Subsequent Events

The Company evaluated events that have occurred after the Balance Sheet date through March 4, 2025, the date on which the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements, except as described below.

On December 5, 2024, the Company completed the acquisition of a controlling interest in Red Technologies SAS (“RED Technologies”), through our wholly-owned subsidiary, RED Tech US, LLC, for a maximum purchase price of approximately EUR 18.6 million in cash, subject to certain adjustments. The Company acquired approximately 68% of RED Technologies’ outstanding share capital at closing, with the remainder of the shares to be acquired in future installments based on the achievement of certain milestones.

The Company paid excise taxes of $639,193 on October 31, 2024.

The PIPE Investment was completed on November 12, 2024.

On December 31, 2024, the Company granted to each of its independent directors, Messrs. Gerald Gorman, David Moskowitz and Adrian Steckel, 5,000 Non-Employee Director Stock Options, exercisable for shares of Class A Common Stock at $1.46 per share on a one-for-one basis, which were fully vested upon the date of grant. The awards were granted under the Company’s non-employee director compensation program. The exercise price equals the closing trading price of one share of Class A Common Stock on the date of grant.

Item 2.    Management’s Discussion and Analysis of Financial Condition and Results of Operations

References in this report (the “Quarterly Report”) to “we,” “us” or the “Company” refer to CONX Corp. References to our “management” or our “management team” refer to our officers and directors, and references to the “nXgen” refer to nXgen Opportunities, LLC. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the unaudited condensed financial statements and the notes thereto contained elsewhere in this Quarterly Report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Note Regarding Forward-Looking Statements

This Quarterly Report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this Quarterly Report including, without limitation, statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the “Risk Factors” section of Part II, Item 1A of this Quarterly Report and in the Registration Statement on Form S-1 filed with the SEC on May 29, 2024 (as amended). The Company’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Overview

CONX is a diversified operating entity seeking opportunities to power the next generation of innovators in communications and connectivity. We recently completed the acquisition of a controlling interest in Red Technologies SAS, as described below, and we anticipate to grow through further acquisition opportunities, including, but not limited to, disruptive technologies and additional infrastructure assets. During the quarter ended September 30, 2024, we derived revenues primarily from rent received from our operation of real estate property.

Business Combination

On May 1, 2024 (the “Closing Date”), the Company completed its previously announced purchase from EchoStar Real Estate Holding L.L.C. (“Seller”), a subsidiary of EchoStar Corporation (“EchoStar”), of that certain commercial real estate property (the “Property”) in Littleton, Colorado, comprising the corporate headquarters of DISH Wireless, for a purchase price of $26.75 million (the “Transaction”), pursuant to the terms of the purchase and sale agreement, dated as of March 10, 2024 (as amended by that certain Amendment No. 1 thereto, dated May 1, 2024, the “Purchase Agreement”), by and between the Company and Seller. The Transaction constitutes the Company’s “Business Combination”, as that term is defined in the Company’s Amended and Restated Articles of Incorporation.

In connection with the Transaction, each share of the then-issued and outstanding Class B common stock, par value $0.0001 per share of the Company (“Class B Common Stock”), automatically converted into one share of Class A common stock, par value $0.0001 per share of the Company (“Class A Common Stock”, and such conversion the “Class B Conversion”), on the Closing Date.

On the Closing Date, the Company and Seller entered into a lease agreement (the “Seller Lease Agreement”), pursuant to which Seller leased the Property from the Company. The Seller Lease Agreement is a “triple-net” lease. The Seller Lease Agreement provides for (i) an initial term of approximately 10 years, (ii) a base rent payable during the first year of the initial term of $228,500 per month, which will escalate annually at a rate of two percent per annum, (iii) a monthly additional rent payment, which is estimated for each calendar year and paid in equal monthly installments, which represents Seller’s proportionate share of the operating expenses of the Property, and (iv) two five-year renewal options for Seller, with the base rent upon a renewal to be revised to fair market value and subject to the same annual escalation terms. All of Seller’s obligations under the Seller Lease Agreement are guaranteed by DISH Network Corporation, an affiliate of Seller.

Pursuant to the Tender Offer Statement on Schedule TO originally filed with the SEC by the Company on April 1, 2024 (together with any subsequent amendments and supplements thereto, the “Schedule TO”) in connection with the Company’s offer to purchase for cash up to 2,120,269 of its issued and outstanding shares of Class A Common Stock at a price of $10.60 per share (the “Purchase Price”), a total of 1,941,684 shares of Class A Common Stock (the “Tendered Shares”) were validly tendered and not properly withdrawn as of the expiration date of the tender offer and were accepted for purchase by the Company. As of the Closing Date, the Company purchased all such Tendered Shares of Class A Common Stock at the Purchase Price.

On the Closing Date, the Company completed the Equity Forward Transaction. Prior to the Closing Date, Mr. Ergen assigned the Subscription Agreement in accordance with its terms to the Trust. On the Closing Date, the Company issued and sold to the Trust 17,391,300 shares of Preferred Stock, at an aggregate purchase price of approximately $200 million, or $11.50 per share. The Company used a portion of the proceeds from the Equity Forward Transaction to fund the purchase price for the Property in the Business Combination.

As of the Closing Date, the Company satisfied and discharged its obligations under the Second Restated Note by repaying in full the principal amount of $900,000 to nXgen.

As of the Closing Date, the Company satisfied and discharged its obligations under the First Extension Note by repaying in full the principal amount of $1,168,773.76 to nXgen.

As of the Closing Date, the Company satisfied and discharged its obligations under the Second Extension Note by repaying in full the principal amount of $539,652.40 to nXgen.

On May 2, 2024, the Nasdaq Hearings Panel notified the Company of the Panel’s determination that the Company’s securities would be delisted from Nasdaq. Trading of the Company’s securities on Nasdaq was suspended at the open of trading on May 6, 2024. On June 24, 2024, the Company withdrew its appeal of the Panel’s decision and the Nasdaq Listing and Hearing Review Council did not call the matter for review. On July 19, 2024, Nasdaq filed a Form 25 with the Securities and Exchange Commission to delist the Company’s securities from Nasdaq. The delisting became effective on July 29, 2024. The Company’s Class A common stock and public warrants are traded on the over-the-counter market under the symbol “CNXX” and “CNXXW,” respectively.

Recent Developments

Red Technologies Acquisition

On December 5, 2024, we completed the acquisition of a controlling interest in Red Technologies SAS (“RED Technologies”), through our wholly-owned subsidiary, RED Tech US, LLC, for a maximum purchase price of approximately EUR 18.6 million in cash, subject to certain adjustments. We acquired approximately 68% of RED Technologies’ outstanding share capital at closing, with the remainder of the shares to be acquired in future installments based on the achievement of certain milestones. The purchase agreements contain representations, warranties and covenants by the parties, conditions in favor of the parties and indemnification rights that are customary for a transaction of this nature.

PIPE Investment

On September 30, 2024, the Company and certain other investors (such investors together with the Company, the “PIPE Investors”) entered into subscription agreements (the “Subscription Agreements”) with EchoStar, pursuant to which the PIPE Investors agreed, subject to the terms and conditions set forth therein, to purchase from EchoStar an aggregate of 14.265 million shares of EchoStar’s Class A common stock, par value $0.01 per share, at a purchase price of $28.04 per share, for an aggregate cash purchase price of approximately $400 million (such investment, the “PIPE Investment”). The portion of the PIPE Investment represented by the Company’s Subscription Agreement represented an agreement to purchase from EchoStar an aggregate of 1,551,355 shares of EchoStar’s Class A common stock for an aggregate cash purchase price of approximately $43.5 million. The PIPE Investment was completed on November 12, 2024.

Results of Operations

Prior to the completion of the Business Combination, we neither engaged in any operations nor generated any operating revenues. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance). Additionally, we recognize non-cash gains and losses within other income (expense) related to changes in recurring fair value measurement of our derivative warrant liabilities at each reporting period.

Prior to October 12, 2022, we generated non-operating income in the form of interest income on proceeds derived from the Initial Public Offering. Effective October 12, 2022, the Company converted all of the investments in the Trust Account into cash, which remained in the Trust Account. On September 29, 2023, the Company instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to hold all funds in the Trust Account in an interest-bearing deposit account with a financial institution in the United States. Accordingly, following the transfer to an interest-bearing deposit account, the amount of interest income again increased. On the Closing Date, $20.58 million of funds held in the Trust Account were used to pay the redemption of 1,941,684 shares of Class A common stock and $55,734 of funds were withdrawn for tax disbursements. The Trust Account was closed and $1,503,969 of funds remaining in the Trust Account were released to the Company pursuant to the trust agreement.

Subsequent to the completion of the Business Combination, we generate revenues from rent received under the Seller Lease Agreement.

The following table sets forth our results of operations for the periods presented. The data has been derived from the unaudited condensed consolidated financial statements contained in this Quarterly Report on Form 10-Q which include, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair statement of the financial position and results of operations for the interim periods presented. The period-to-period comparison of financial results is not necessarily indicative of financial results to be achieved in future periods.

Results for the three and nine months ended September 30, 2024 and September 30, 2023 (in thousands):

	For the Three Months	For the Three Months
	Ended September 30,	Ended September 30,
	2024	2023
Rental Income	$750,604	$—
Total Income	750,604	—
Depreciation expense	232,144	—
General and administrative expenses	1,675,027	206,009
Loss from operations	(1,156,567)	(206,009)
Other income (expense)	—	—
Change in fair value of equity forward	—	—
Change in fair value of derivative warrant liabilities	(4,813,334)	1,504,166
Unrealized gain/loss on cash equivalents held in investment account	49,942	—
Interest income on cash or cash equivalents held in investment account	2,427,879	—
Interest income on cash or investments held in Trust Account	—	—
Total other income (expense)	(2,335,513)	1,504,166
Income (loss) before income tax expense	(3,492,080)	1,298,157
Income tax expense	(63,384)	—
Net income (loss)	$(3,428,696)	$1,298,157

	For the Nine Months	For the Nine Months
	Ended September 30,	Ended September 30,
	2024	2023
Rental Income	$1,251,006	$—
Total Income	1,251,006	—
Depreciation expense	386,902	—
General and administrative expenses	4,586,784	823,520
Loss from operations	(3,722,680)	(823,520)
Other income (expense)	—	—
Change in fair value of equity forward	325,000	—
Change in fair value of derivative warrant liabilities	2,888,000	—
Unrealized gain/loss on cash equivalents held in investment account	(667)	—
Interest income on cash or cash equivalents held in investment account	4,030,130	—
Interest income on cash or investments held in Trust Account	320,104	—
Total other income	7,562,567	—
Income (loss) before income tax expense	3,839,887	(823,520)
Income tax expense	349,348	—
Net Income (loss)	$3,490,539	$(823,520)

For the three months ended September 30, 2024, we had total revenues of $750,604, representing an increase of $750,604 from the three months ended September 30, 2023. For the nine months ended September 30, 2024, we had revenues of $1,251,006, representing an increase of $1,251,006 from the nine months ended September 30, 2023. For both the three and nine month comparative periods, the increase was due to rent received under the Seller Lease Agreement.

For the three months ended September 30, 2024, we had interest income of $2,747,983, representing an increase of $2,747,983 from the three months ended September 30, 2023. For the nine months ended September 30, 2024, we had interest income of $4,350,234, representing an increase of $4,350,234 from the nine months ended September 30, 2023. For both the three and nine month comparative periods, the increase was primarily due to interest on cash or cash equivalents held in an investment account from proceeds derived from the completion of the Equity Forward Transaction.

For the three months ended September 30, 2024, we had depreciation and amortization expense of $232,144, representing an increase of $232,144 from the three months ended September 30, 2023. For the nine months ended September 30, 2024, we had depreciation and amortization expense of $386,902, representing an increase of $386,902 from the nine months ended September 30, 2023. For both the three and nine month comparative periods, the increase was due to amortization on the Property.

For the three months ended September 30, 2024, we had general and administrative expense of $1,675,027, representing an increase of $1,469,019 from the three months ended September 30, 2023. For the nine months ended September 30, 2024, we had general and administrative expense of $4,586,784, representing an increase of $3,763,264 from the nine months ended September 30, 2023. For both the three and nine month comparative periods, the increase was primarily due to an increase in professional fees relating to our recent developments.

For the three months ended September 30, 2024, we had net loss of $3,428,696, representing an increase of $4,726,854 from the three months ended September 30, 2023. For the nine months ended September 30, 2024, we had net income of $3,490,539, representing an increase of $4,314,059. For both the three and nine month comparative periods, the increase was due to the change in fair market value of the Derivative Warrant Liability, an increase in Interest Income and Rental Income, offset by an increase in operating expenses.

Liquidity and Capital Resources

Prior to the completion of the Initial Public Offering, our liquidity needs had been satisfied through the receipt of $25,000 from the Founder in exchange for the issuance of the Founder Shares, and a promissory note (the “Note”) issued by the Founder. We repaid the Note on November 3, 2020.

On November 3, 2020, we consummated the Initial Public Offering of 75,000,000 Units at a price of $10.00 per Unit generating gross proceeds of $750.0 million. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 11,333,333 Private Placement Warrants to nXgen at a price of $1.50 per warrant, generating gross proceeds of $17 million.

Following the Initial Public Offering and the sale of the Private Placement Warrants, a total of $750.0 million was placed in the Trust Account. We incurred $42.3 million in transaction costs, including $15 million of underwriting fees, $26.3 million of deferred underwriting fees (which deferred underwriting commission was waived by the underwriters) and $1 million of other costs in connection with our Initial Public Offering and the sale of the Private Placement Warrants.

On March 1, 2023, nXgen agreed to loan the Company an aggregate of up to $250,000 for working capital purposes. The Company issued a promissory note to nXgen to evidence the loan. On November 2, 2023, the Company issued an amended and restated promissory note (the “Restated Note”) in the principal amount of up to $550,000 to nXgen. The Restated Note amended, restated, replaced and superseded that certain promissory note dated March 1, 2023, in the principal amount of $250,000. On March 25, 2024, the Company issued an amended and restated promissory note (the “Second Restated Note”) to nXgen. The Second Restated Note amends, restates, replaces and supersedes the Restated Note to increase the principal amount available for borrowings thereunder from up to $550,000 to up to $900,000. The Second Restated Note does not bear interest, matures on the date of consummation of the Business Combination and is subject to customary events of default. The Second Restated Note was to be repaid only to the extent that the Company has funds available to it outside of its Trust Account established in connection with its Initial Public Offering. As of September 30, 2024, the Company had borrowed $900,000 under the Second Restated Note. As of the Closing Date, the Company satisfied and discharged its obligations under the Second Restated Note by repaying in full the principal amount to nXgen.

For the nine months ended September 30, 2024, net cash provided by operating activities was $2,736,032 principally due an increase in accrued expenses and other liabilities during the period. For the nine months ended September 30, 2023, net cash used in operating activities was $1,637,314 principally due to the payment of general and administrative expenses during the period.

For the nine months ended September 30, 2024, net cash used in investing activities was $4,463,791 and cash provided by financing activities of $177,311,864. For the nine months ended September 30, 2023, net cash provided by investing activities was $56,313,726 and net cash used in financing activities was $56,063,726

As of September 30, 2024 we had operating cash of $175,592,267. As of December 31, 2023 we had operating cash of $8,162 and investments held in the Trust Account of $21,966,104.

On May 1, 2024, the Company completed its Business Combination. In addition, on May 1, 2024, the Company completed the Equity Forward Transaction, resulting in cash proceeds to the Company aggregating approximately $200 million. In connection with the Transaction, the Company entered into the Seller Lease Agreement, which results in annual rental revenue of approximately $3 million.

Management determined that the Company’s sources of liquidity will be sufficient to meet the Company’s financing requirements for the one-year period from the issuance date of the September 30, 2024 financial statements through March 4, 2026 and the Company will no longer continue as a Going Concern.

Critical Accounting Policies and Estimates

The preparation of unaudited condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting policies, except as described below.

Warrant Liabilities

We account for our warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for liability classification under ASC 815. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

Our Public and Private Placement Warrants meet the criteria as liability classified derivative instruments and are recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the Unaudited Condensed Statements of Operations. We will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the Private Placement Warrants. At that time, the portion of the liability related to the Private Placement Warrants will be reclassified to additional paid-in capital.

Preferred Stock Liability

We account for our Preferred Stock as a liability due to the conversion feature being considered non-substantive under applicable accounting guidance. However, the Company determined that the redemption features associated with the Preferred Stock are to be considered as clearly and closely related to the host contract and, therefore, do not require separate reporting at fair value for each reporting period.

In accordance with ASC 480-10 and after considering several factors, the Company determined that the issue price of $11.50 per share is deemed to be (or approximate) the fair value of the Preferred Stock at the issuance date. Because the settlement date for the Preferred Stock varies based on specified conditions, the Company’s determined that the Preferred Stock should be measured subsequently at the same per share amount as the issue price, which is the price that would be paid by the Company if the Preferred Stock were redeemed at the reporting date.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our unaudited condensed financial statements.

Off-Balance Sheet Arrangements

As of September 30, 2024, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Item 3.    Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined in Rule 12b-2 under the Exchange Act. As a result, pursuant to Item 305(e) of Regulation S-K, we are not required to provide the information required by this Item.

Item 4.    Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures that are designed with the objective of ensuring that information required to be disclosed in our reports filed under the Exchange Act, such as this report, are recorded, processed, summarized, and reported within the time period specified in the SEC’s rules and forms. Disclosure controls are also designed with the objective of ensuring that such information is accumulated and communicated to our management, including the chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure. Our management evaluated, with the participation of our current chief executive officer (our “Certifying Officer”), the effectiveness of our disclosure controls and procedures as of September 30, 2024, pursuant to Rule 13a-15(b) under the Exchange Act. Based upon that evaluation, our Certifying Officer concluded that, due to the material weakness we previously identified in our internal control over financial reporting described below, our disclosure controls and procedures were not effective.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim unaudited condensed financial statements will not be prevented, or detected and corrected on a timely basis.

Our management concluded that there was a material weakness related to our accounting for complex financial instruments, including debt, equity and derivative instruments, in internal control over financial reporting as of September 30, 2024. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to continue to enhance our system of evaluating and implementing the accounting standards that apply to our accounting for complex financial instruments, including through enhanced analyses by our personnel and third-party professionals with whom we consult regarding complex accounting applications. We can offer no assurance that our remediation plan will ultimately have the intended effects.

We do not expect that our disclosure controls and procedures will prevent all errors and all instances of fraud. Disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Further, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. Because of the inherent limitations in all disclosure controls and procedures, no evaluation of disclosure controls and procedures can provide absolute assurance that we have detected all our control deficiencies and instances of fraud, if any. The design of disclosure controls and procedures also is based partly on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

Changes in Internal Control over Financial Reporting

There was no change in our internal control over financial reporting that occurred during the period covered by this Quarterly Report on Form 10-Q that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting other than management’s remediation efforts described above.

PART II - OTHER INFORMATION

Item 1.    Legal Proceedings.

From time to time, we may become involved in legal proceedings or be subject to claims in the ordinary course of business. We are not currently a party to any material legal proceedings. Regardless of the outcome, such proceedings or claims can have an adverse impact on us because of defense and settlement costs, diversion of resources and other factors and there can be no assurances that favorable outcomes will be obtained.

Item 1A. Risk Factors.

As a result of the closing of the Business Combination on May 1, 2024, the risk factors previously disclosed in Part I, Item 1A of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2023, as amended, no longer apply. For risk factors relating to our business following the Business Combination, please refer to the Registration Statement on Form S-1 filed with the SEC on May 29, 2024 (as amended). There have been no material changes to the risk factors disclosed therein, except as described below:

RED Technologies is an early stage company lacking an established record of revenue and earnings, which could subject us to volatile revenues and earnings that are difficult to predict.

On December 5, 2024, we completed the acquisition of a controlling interest in Red Technologies through our wholly-owned subsidiary, RED Tech US, LLC, for a maximum purchase price of approximately EUR 18.6 million in cash, subject to certain adjustments. We acquired approximately 68% of RED Technologies’ outstanding share capital at closing, with the remainder of the shares to be acquired in future installments based on the achievement of certain milestones.

We may be affected by numerous risks inherent in the operations of the business of RED Technologies. RED Technologies is a business with limited historical financial data, volatile revenues and earnings, which has operated at a loss and has sizable capital needs. Although we have endeavored to evaluate the risks inherent to the acquisition of RED Technologies, we may not have been able to properly ascertain or assess all the significant risks. Furthermore, some of these risks may be outside of our control and leave us with no ability to control or reduce the chances that those risks will adversely impact us. Any such risks could result in lower revenues, higher costs and diversion of management time and energy, which could materially impact our business, financial condition and results of operations.

We may incur significant additional cash payment obligations in connection with the RED Technologies acquisition and risks associated with the acquisition may create certain unforeseen claims and liabilities.

We incurred certain transaction costs in connection with our acquisition of Red Technologies. While we expected that the transactions costs would be incurred, there are many factors beyond our control that could affect the total amount of the expenses associated with the acquisitions. In addition, we may incur significant additional cash payment obligations under the stock purchase agreements pursuant to which we acquired RED Technologies. Under the stock purchase agreements, we have agreed to pay additional consideration of up to EUR 9,600,000 for the remaining equity of RED Technologies if certain milestones related to the development of its technology are achieved.

We may also face litigation or other claims as a result of the acquisition, including in connection with any potential earnout payments or closing purchase price adjustments. RED Technologies may also have liabilities, or be subject to claims, litigation, or investigations that we did not anticipate or which exceed our estimates at the time of the acquisition. Any litigation relating to the acquisition would increase expenses associated with the acquisition or cause a delay in completing the acquisition of the remaining equity interests, which may impact our business.

Our ability to successfully operate RED Technologies is dependent upon our ability to retain key personnel, including the founders and other key employees of RED Technologies. The loss of key personnel would negatively impact our operations.

Our ability to successfully operate RED Technologies is dependent upon our ability to retain key personnel, including the founders and other key employees of RED Technologies. Although the milestone payments under the sale and purchase agreements with RED Technologies are intended to incentivize certain key employees to remain with us, there is no guarantee that we will be successful in retaining any or all key employees of RED Technologies now or in the future, in which case we would be required to hire replacement personnel. If we fail to retain key personnel or hire qualified replacement personnel, that would negatively affect our ability to operate RED Technologies’ business successfully.

Although we expect that the RED Technologies acquisition will result in benefits to us, those benefits may not be realized, or may not be realized within the anticipated timeframe.

Our ability to realize the anticipated benefits of the RED Technologies acquisition will depend, to a large extent, on RED Technologies’ ability to operate in a manner that facilitates growth. There can be no assurance that RED Technologies will become a profitable business.

The operation of RED Technologies is expected to be costly and time-consuming and require significant management attention and resources which may divert attention from our other operations. The failure to realize the anticipated benefits of the RED Technologies acquisition could, among other things, cause an interruption of, or a loss of momentum in, our other activities and could adversely affect our results of operations and prospects. Factors that may cause us to realize the anticipated benefits of the RED Technologies acquisition include, among others:

●	Failure to realize growth;
●	Inability to retain existing and obtain new customers, suppliers and other commercial relationships;
●	Diversion of management and employee attention from our other operations;
●	Difficulties in integrating systems, including, but not limited to, communications systems, administrative and information technology infrastructure, financial reporting and internal control systems;
●	Challenges in conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures;
●	Difficulties in managing the expanded operations of a larger and more complex company; and
●	Potential unknown liabilities, litigation and other adverse consequences and unforeseen expenses.

Many of these factors are outside of our control and any of them could result in lower revenues, higher costs and diversion of management time and energy, which could materially impact our business, financial condition and results of operations.

Item 2.    Unregistered Sales of Equity Securities and Use of Proceeds.

The disclosure set forth under the heading “Equity Forward Transaction” in Note 4 of the Notes to the Financial Statements in Part I, Item 1 is hereby incorporated by reference herein.

The Preferred Stock issued by the Company to the Trust and the Class A Common Stock issued to nXgen as a result of the conversion of the Class B Common Stock on the Closing Date were issued pursuant to and in accordance with the exemption from registration under the Securities Act of 1933, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Section 3(a)(9) of the Securities Act, respectively.

Item 3.    Defaults Upon Senior Securities.

None.

Item 4.    Mine Safety Disclosures.

Not Applicable.

Item 5.    Other Information.

On February 28, 2025, CONX Corporation (the “Company”) approved compensation for Kyle Jason Kiser, the Company’s Chief Executive Officer and a member of the Company’s Board of Directors (the “Board”), in accordance with the Company’s Director Compensation Program. In addition, the Board approved the Company’s Amended and Restated 2024 Director Stock Incentive Plan.

Accordingly, on April 1, 2025, Mr. Kiser will be granted an option to acquire (i) 5,000 shares of Class A common stock under the Company’s Amended and Restated 2024 Director Stock Incentive Plan in respect of his service for 2024, and (ii) 5,000 shares of Class A common stock under the Company’s Amended and Restated 2024 Director Stock Incentive Plan in respect of his service in 2025. In addition, the Company approved a cash payment to Mr. Kiser of $60,000 in respect of his service for 2024.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Director Compensation Program, the Amended and Restated 2024 Director Stock Incentive Plan and the form of stock option agreement, copies of which are attached hereto as Exhibit 10.2, 10.3 and 10.4 and are incorporated herein by reference.

Item 6.    Exhibits

The following exhibits are filed as part of, or incorporated by reference into, this Quarterly Report on Form 10-Q.

Exhibit Number	Description
10.1	Form of Subscription Agreement (filed as Exhibit 10.4 to EchoStar Corporation’s Current Report on Form 8-K, filed on September 30, 2024, and incorporated herein by reference).
10.2	Director Compensation Program
10.3	Amended and Restated 2024 Director Stock Incentive Plan
10.4	Form of Director Stock Option Agreement
31.1

Certification of Chief Executive Officer (Principal Executive, Financial and Accounting Officer) Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1 **	Certification of Principal Executive Officer and Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*

Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and similar attachments have been omitted. The Company hereby agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request. In addition, portions of this exhibit have been redacted pursuant to Item 601(b)(2) of Regulation S-K. The omitted information is not material and would likely cause competitive harm to the Company if publicly disclosed.

**

These certifications are furnished to the SEC pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CONX CORP.
(Registrant)
Date: March 4, 2025	By:	/s/ Kyle Jason Kiser
Kyle Jason Kiser
Chief Executive Officer
Principal Executive, Financial and Accounting Officer

Exhibit 10.2

CONX Corp. Director Compensation Program

Initial Option Grant

Upon initial election or appointment to the Board of Directors or the board of directors of a subsidiary of CONX, a director will be granted a fully vested option to acquire 10,000 Class A Shares with a grant date on the first day of the calendar quarter following the quarter in which such person initially is elected or appointed to such board of directors.

Annual Cash Retainer – Director

Each director will receive an annual cash retainer of $60,000, which is paid in equal quarterly installments, provided such person is a member of the Board of Directors or the board of directors of a subsidiary of CONX on the last day of the applicable calendar quarter.

Annual Cash Retainer – Committee Chair

Any director who is the chair of a committee of the Board of Directors will receive a $5,000 annual cash retainer, which is paid in equal quarterly installments, provided such person is the chair of the committee on the last day of the applicable calendar quarter

Meeting Fee

Directors will also receive a $1,000 cash payment for each meeting attended in person and a $500 cash payment for each meeting attended remotely, provided that, if there is more than one meeting of the Board of Directors, its committees or the board of directors of a subsidiary of CONX on the same day, then the applicable director is only entitled to receive compensation for attendance at a single meeting.

Discretionary Equity-Based Award Grants

Directors may receive discretionary grants of options to acquire Class A Shares or other equity-based awards annually. There is a current expectation to typically grant each continuing director an option to acquire 5,000 Class A Shares each year that is 100% vested upon grant and has a term of five years.

Expense Reimbursement

Directors will also receive reimbursement, in full, of: (i) reasonable travel expenses related to attendance at all meetings of the Board of Directors, its committees and the board of directors of a subsidiary of CONX; and (ii) reasonable expenses related to educational activities undertaken in connection with service on the Board of Directors, its committees and the board of directors of a subsidiary of CONX.

Exhibit 10.3

CONX CORP.

AMENDED AND RESTATED

2024 DIRECTOR STOCK INCENTIVE PLAN

Section 1.Purpose

The purpose of this Amended and Restated 2024 Director Stock Incentive Plan (as amended from time to time, the “Plan”), is to advance the interests of CONX Corp. (the “Company”) through the motivation, attraction and retention of its directors  of the board of directors of the Company or the board of directors of any Subsidiary of the Company.

Section 2.Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)“Award” shall mean an award granted to a Participant in accordance with the terms of the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents or Other Stock-Based Awards granted under the Plan, or any combination of the foregoing.

(b)“Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Plan.

(c)“Board of Directors” shall mean the board of directors of the Company.

(d)“Capital Stock” shall mean any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock or partnership or membership interests, whether common or preferred.

(e)“Class A Common Stock” shall mean Class A common stock, $0.0001 par value, of the Company.

(f)“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(g)“Committee” shall mean a committee of two or more members of the Board of Directors, appointed by the Board of Directors to administer the Plan in accordance with Section 3 of the Plan. In the event that a Committee has not been appointed by the Board of Directors, the Committee shall consist of the entire Board of Directors.

(h)“Company” shall mean CONX Corp., a Nevada corporation, and any successor entity.

(i)“Dividend Equivalent” shall mean any right granted under Section 6(d) of the Plan.

(j)“Effective Date” has the meaning set forth in Section 10 of the Plan.

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(k)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(l)“Exchange Program” shall mean a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have different exercise prices and different terms), Awards of a different type, and/or cash, and/or (ii) the exercise price of an outstanding Award is changed. The terms and conditions of any Exchange Program will be determined by the Committee in its sole discretion and shall not require separate approval by the Company’s stockholders.

(m)“Fair Market Value” shall mean, with respect to Shares, (i) the final closing price, as quoted by the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or any other exchange on which the Shares are traded, for the date in question, and in the event the date in question falls on any day on which Shares are not traded, the price shall be the final closing price, as quoted by NASDAQ or any other domestic securities exchange on which the Shares are then listed and traded, on the trading day immediately preceding the date in question or (ii) if the Shares are not listed and traded on a domestic securities exchange on the date in question, (x) the closing sales price of the Shares as quoted on the OTC Markets, or similar quotation system or association, for such day; or (y) if there have been no sales of the Shares on the OTC Markets, or similar quotation system or association, on such day, the average of the highest bid and lowest asked prices for the Shares quoted on the OTC Markets, or similar quotation system or association, at the end of such day; provided, that, in each case of (x) and (y), such prices shall be averaged over twenty (20) consecutive trading days ending on the trading day immediately prior to the day as of which “Fair Market Value” is being determined. If Fair Market Value is in reference to the exercise price of an Option, the grant price of a Stock Appreciation Right or the grant of a purchase right under Section 6(e), the Fair Market Value shall be determined in accordance with (i) or (ii)(x) for the date in question, or the trading day immediately preceding the date in question in the event the date in question falls on any day on which Shares are not traded, and shall not be averaged over a period of days. If Fair Market Value is in reference to property other than Shares, the Fair Market Value of such other property shall be determined by such methods or procedures as shall be established from time to time by the Committee.

(n)“Option” shall mean a non-statutory stock option to purchase Shares granted under Section 6(a) of the Plan, which is intended to be an option that does not qualify as an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(o)“OTC Markets” shall mean the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and Pink Market, or any successor or registered alternative trading system, with the highest daily trading volume for the Shares for such day.

(p)“Other Stock-Based Award” shall mean any right granted under Section 6(e) of the Plan.

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(q)“Participant” shall mean such existing or new directors of the Board of Directors or the board of directors of any Subsidiary of the Company, as shall be determined by the Committee as set forth in Section 3 of the Plan.

(r)“Person” shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

(s)“Plan” has the meaning set forth in Section 1 of the Plan.

(t)“Qualified Domestic Relations Order” shall mean a qualified domestic relations order as defined by the Code, Title I of the Employee Retirement Income Security Act, or the rules promulgated thereunder.

(u)“Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan, subject to such restrictions as the Committee deems appropriate or desirable.

(v)“Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(w)“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor rule or regulation.

(x)“Shares” shall mean shares of Class A Common Stock or such other securities or property of the Company as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(y)“Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

(z)“Subsidiary” shall mean, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

(aa)“Total Disability” shall mean the complete and permanent inability of a Participant to perform such Participant’s duties under the terms of the Participant’s engagement with the Company, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.

Section 3.Administration.

(a)Power and Authority of the Committee.

(i)The Committee. The Plan shall be administered by the Committee.  The Committee may delegate (either generally or specifically) the powers, authorities and

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discretions conferred on it under this Section 3 as it deems appropriate in its sole discretion in accordance with applicable law.  The Committee may allocate among its members and delegate to any individual who is not a member of the Committee, or to any administrative group within the Company, any of its powers, responsibilities or duties.  In delegating its authority, the Committee will consider, to the extent Section 16(b) of the Exchange Act and the rules thereunder are then applicable, the extent to which any delegation may cause Awards to fail to meet the requirements of Rules 16(b)-3(d)(1) or 16(b)-3(e) under the Exchange Act.  Except as specifically provided to the contrary, references to the Committee include any administrative group, individual or individuals to whom the Committee has delegated its duties and powers. Notwithstanding anything to the contrary contained herein, the Board of Directors may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan.  In any such case, the Board of Directors will have all of the authority and responsibility granted to the Committee herein.

(ii)Power and Authority. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (1) designate Participants; (2) determine the type or types of Awards to be granted to each Participant under the Plan; (3) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) each Award; (4) determine the terms and conditions of any Award or Award Agreement which may be based on various factors such as length of service and/or performance of the Participant or the Company and/or its Subsidiaries; (5) amend the terms and conditions of any Award or Award Agreement and accelerate the exercisability of Options or the lapse of restrictions relating to Restricted Stock, Restricted Stock Units, or other Awards; (6) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (7) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee; (8) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (9) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (10) institute one or more Exchange Programs, including, without limitation, any Exchange Program described in Section 9(b); and (11) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. The Committee’s selection of a Participant to participate in the Plan at any time shall not require the Committee to select such Participant to participate in the Plan at any other time. Unless otherwise expressly provided in the Plan or any applicable Award Agreement, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time, shall be entitled to the maximum deference permitted by law and shall be final, conclusive and binding upon any Participant and any holder or beneficiary of any Award and non-reviewable and non-appealable and may be entered as a final judgment in any court having jurisdiction. The Committee’s decisions and determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated.

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Section 4.Shares Available for Awards.

(a)Shares Available. Subject to adjustment as provided in Section 4(c), the number of Shares that may be issued subject to Awards under the Plan shall not exceed 150,000 Shares (the “Share Reserve”). Shares to be issued under the Plan may be either Shares reacquired and held in the treasury or authorized but unissued Shares. If any Shares covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan. The Company shall at all times keep available, out of authorized but unissued, treasury and/or reacquired Shares, the number of Shares to satisfy Awards granted under the Plan.

(b)Accounting for Awards. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available under Section 4(a) above for granting Awards under the Plan.

(c)Adjustments. The Committee shall adjust any or all of (i) the number and type of Shares (or other securities or other property) which thereafter may be made the subject of Awards, (ii) the vesting, settlement and acceleration of Awards, (iii) the number and type of Shares (or other securities or other property) subject to outstanding Awards and (iii) the purchase or exercise price with respect to any Award in such manner (if any) determined by the Committee, in its sole discretion, to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits under the Plan for any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares; provided, however, that (a) no such adjustment shall be required for (x) any non-extraordinary dividend (or similar transaction) or (y) if the Committee determines that such action would cause an Award to fail to satisfy Section 409A of the Code and (b) the number of Shares covered by any Award or to which such Award relates shall always be a whole number. Notwithstanding any provision of the Plan to the contrary, in the event of a merger, consolidation, combination, or other similar corporate transaction, the Committee may, in its sole discretion, take any action with respect to all or any portion of any or all outstanding Awards, including, without limitation, settling outstanding Awards in exchange for a cash payment equal to such Awards’ positive spread value, if any.

Section 5.Eligibility of Participants.

Awards may be granted under the Plan to Participants as shall be determined by the Committee, in its sole discretion, as set forth in Section 3 of the Plan.

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Section 6.Awards.

(a)Options. The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine, which terms and conditions shall be set forth in a form Award Agreement approved by the Committee.

(i)Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee; provided, however, that, the exercise price of an Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option.

(ii)Option Term. The term of each Option shall be for a period of ten years from the date of grant of such Option, unless an earlier expiration date shall be stated in the Award Agreement governing the Option or the Option shall cease to be exercisable pursuant to this Section 6. Unless otherwise determined by the Committee or as set forth in an applicable Award Agreement, if a Participant’s term as a director of the Company shall terminate for any reason other than the Participant’s death or Total Disability, any Option then held by the Participant, to the extent then exercisable under the applicable Award Agreement(s), shall remain exercisable after the termination of the Participant’s director status for a period of three months (but in no event beyond the expiration date of the Option). Unless otherwise determined by the Committee or as set forth in an applicable Award Agreement, if the Participant’s director status is terminated because the Participant dies or experiences a Total Disability, any Option then held by the Participant, to the extent then exercisable under the applicable Award Agreement(s), shall remain exercisable after the termination of the Participant’s service for a period of twelve months (but in no event beyond the expiration date of the Option). If the Option is not exercised during the applicable period, it shall be deemed to have been forfeited and of no further force or effect.

(iii)Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, any other form of consideration approved by the Company and permitted by applicable law or any combination of the foregoing, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made. The Committee may also permit the holders of Options, in accordance with such procedures as the Committee may, in its sole discretion, establish including those set forth in Section 6(f) hereof, to exercise Options and sell Shares acquired pursuant to brokerage or similar arrangements, and to use the proceeds from such sale as payment of the exercise price of such Options.

(iv)Stockholder Rights of Optionholders. No optionholder shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option prior to the issuance of such Shares upon exercise of the Option.

(v)Six-Month Holding Period. The Shares issued upon the exercise of an Option may not be sold or otherwise disposed of within six months after the date of the grant of the Option.

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(b)Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate. Participants who are granted Stock Appreciation Rights shall have no rights as stockholders of the Company with respect to the grant or exercise of such rights.

(c)Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan or any applicable Award Agreement as the Committee shall determine:

(i)Restrictions. Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share underlying an Award of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate (the “Restricted Period”). Subject to the restrictions set forth in the applicable Award Agreement, the holder of an Award of Restricted Stock generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. Except as otherwise provided in Section 6(f), no Shares underlying an Award of Restricted Stock received by a Participant shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restricted Period. In the case of Restricted Stock Units, no Shares shall be issued until the applicable restrictions associated with such Awards lapse.

(ii)Forfeiture; Delivery of Shares. Except as otherwise determined by the Committee or set forth in an applicable Award Agreement, upon termination of a Participant’s service with the Company during the applicable Restricted Period, all Restricted Stock and all Restricted Stock Units held by such Participant at such time subject to restriction shall be forfeited and reacquired by the Company; provided, however, that the Committee may waive in whole or in part any or all remaining restrictions with respect to Restricted Stock or Restricted Stock Units for any reason or purpose. Any Share representing Restricted Stock that is no longer subject to restrictions shall be delivered to the holder thereof promptly after the applicable restrictions lapse or are waived. Following the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holders of the Restricted Stock Units on the delivery date specified in the Award Agreement.

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(d)Dividend Equivalents. The Committee is hereby authorized to grant to Participants Dividend Equivalents under which such Participants shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the sole discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine.

(e)Other Stock-Based Awards. The Committee is hereby authorized to grant to Participants such other Awards, including, without limitation, cash awards and Awards based on the performance of the Participant and/or the Company, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of such Awards. Shares, cash or other property or securities delivered pursuant to a purchase right granted under this Section 6(e) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms (including, without limitation, cash, Shares, any other form of consideration approved by the Company and permitted by applicable law or any combination of the foregoing), as the Committee shall determine, the value of which consideration, as established by the Committee, shall not be less than 100% of the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

(f)General.

(i)No Cash Consideration for Awards. Awards shall be granted for no cash or other consideration or for such minimal cash or other consideration as may be required by applicable law.

(ii)Awards May Be Granted Separately or Together. Awards may, in the sole discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award or any award granted under any plan of the Company or any Subsidiary other than the Plan. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company or any Subsidiary may be granted either at the same time as, or at a different time from, the grant of such other Awards or awards.

(iii)Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or a Subsidiary upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, any other form of consideration approved by the Company and permitted by applicable law or any combination of the foregoing), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments.

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(iv)Cashless Exercise. Options may be exercised in whole or in part upon delivery to the Company of an irrevocable written notice of exercise. The date on which such notice is received by the Company shall be the date of exercise of the Option, provided that within three business days of the delivery of such notice the funds to pay for exercise of the Option are delivered to the Company by a broker acting on behalf of the optionee either in connection with the sale of the Shares underlying the Option or in connection with the making of a margin loan to the optionee to enable payment of the exercise price of the Option. In connection with the foregoing, the Company will provide a copy of the notice of exercise of the Option to the aforesaid broker upon receipt by the Company of such notice and will deliver to such broker, within three business days of the delivery of such notice to the Company, if applicable, a certificate, certificates, book entry or book entries representing the number of Shares underlying the Option that have been sold by such broker for the optionee.

(v)Limits on Transfer of Awards. No Award and no right under any such Award shall be transferable by a Participant otherwise than by will, the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any property distributable with respect to any Award upon the death of the Participant. Each Award or right under any Award shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Subsidiary.

(vi)Term of Awards. Unless otherwise expressly set forth in the Plan, the term of each Award shall be for such period as may be determined by the Committee, in its sole discretion, in the applicable Award Agreement.

(vii)Stock Certificates or Book Entry. Shares issued pursuant to the Plan may be evidenced in such manner as the Committee may determine in its sole discretion and may be issued in certificated form or issued pursuant to book-entry procedures. Unless otherwise determined by the Committee, any Shares granted under the Plan shall either be evidenced by issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company, or shall be entered into the Company’s records in book entry form, as applicable, and shall be registered in the name of the Participant and bear an appropriate legend or notation referring to the terms, conditions and restrictions applicable to such Shares.

(viii)Restrictions; Securities Listing. All certificates or book entries evidencing Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or applicable rules, regulations and other requirements, including applicable federal or state securities laws, and the Committee may cause a legend or legends to be placed on any such certificates or book entries to make appropriate reference to such restrictions. If the Shares or other securities are traded on NASDAQ or another domestic securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted or otherwise

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authorized for trading on NASDAQ or such securities exchange to the extent such admission or authorization is then required.

Section 7.Amendment and Termination; Adjustments.

Except to the extent prohibited by applicable law and unless otherwise expressly provided in the Plan or an applicable Award Agreement:

(a)Amendments to the Plan. The Board of Directors may amend, alter, suspend, discontinue or terminate the Plan; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval would violate the rules or regulations of NASDAQ or any securities exchange that are applicable to the Company.

(b)Amendments to Awards. The Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. The Committee may not materially and adversely amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, without the consent of the Participant or holder or beneficiary of such Award, except as otherwise herein provided (for clarification purposes, in no event shall the consent of the Participant or holder or beneficiary of an Award be required in order for the Committee to effectuate a “lock-up”).

(c)Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award or Award Agreement in the manner and to the extent it shall deem desirable to effect the Plan.

Section 8.Taxes.

(a)Income Tax Withholding. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the federal and state taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its sole discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) tendering a cash payment, (b) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (c) delivering to the Company shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes.

(b)Tax Bonuses. The Committee, in its sole discretion, shall have the authority, at the time of grant of any Award under the Plan or at any time thereafter, to approve cash bonuses to designated Participants to be paid upon the exercise or receipt of (or the lapse of restrictions relating to) Awards in order to provide funds to pay all or a portion of federal and state taxes due as a result of such exercise or receipt (or the lapse of such restrictions). The Committee shall have

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full authority in its sole discretion to determine the amount of any such tax bonus and which designated Participants, if any, shall receive such tax bonus.

Section 9.General Provisions

(a)No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b)Exchange Programs. For the avoidance of doubt, the Committee, in its sole discretion, may provide for, and the Company may implement, one or more Exchange Programs, pursuant to which certain outstanding awards under any equity incentive plan of the Company, could, at the election of the Person holding such Awards, be tendered to the Company for cancellation in exchange for the issuance of Awards under the Plan. The terms and conditions of any Exchange Program pursuant to this Section 9(b) will be determined by the Committee in its sole discretion.

(c)Award Agreements. No Participant will have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly issued on behalf of the Company and accepted by such Participant.

(d)No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(e)No Right to Continued Service. The grant of an Award shall not be construed as giving a Participant the right to be retained in the service of the Company, nor will it affect in any way any right of the Company to terminate such service at any time, with or without cause, or create any obligation on behalf of the Board of Directors to nominate any Participant for re-election to the Board of Directors by the Company’s stockholders.

(f)Section 409A of the Code. The Committee (or its delegate) shall have the sole discretion to interpret and construe the Plan and any Award Agreement in any manner that establishes an exemption from (or compliance with) the requirements of Section 409A of the Code. If for any reason, such as imprecision in drafting, any provision of the Plan and/or any Award Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Section 409A of the Code, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Section 409A of the Code and shall be interpreted by the Committee in a manner consistent with such intent, as determined in the sole discretion of the Committee. If, notwithstanding the foregoing provisions, any provision of the Plan or any Award Agreement would cause a Participant to incur any additional tax or interest under Section 409A of the Code, the Committee may reform in its sole discretion such provision in a manner intended to avoid the incurrence by such Participant of any such additional tax or interest; provided that the Committee

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shall maintain, to the extent reasonably practicable, the original intent and economic benefit to the Participant of the applicable provision without violating the provisions of Section 409A of the Code. Notwithstanding any other provision contained herein, (i) terms such as “termination of service,” and “termination of engagement” shall mean a “separation from service” within the meaning of Section 409A of the Code to the extent any exercise or distribution hereunder could be deemed “non-qualified deferred compensation” for purposes thereof, (ii) if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s right to the dividend equivalents will be treated separately from the right to other amounts under the Award and if an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), (iii) the Participant’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment and (iv) each payment made under an Award shall be treated as a separate payment.

(g)Right of Offset. The Company will have the right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, repayment obligations under any Awards, or amounts repayable to the Company or its Subsidiaries pursuant to Company programs) that the Participant then owes to the Company or its Subsidiaries and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, the Committee will have no right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A of the Code.

(h)Forfeiture and Clawback. Notwithstanding any other provision of the Plan or any applicable Award Agreement, a Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation or forfeiture upon any breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant. Awards under the Plan will be subject to any clawback or recapture policy that the Company may adopt from time to time to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company after they have been distributed to the Participant.  Notwithstanding any other provisions in the Plan or any applicable Award Agreement, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

(i)Stockholder Rights. Except as provided in the Plan or an applicable Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares until the delivery of such Shares. Except as otherwise provided in Section 4(c), no adjustments will be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Shares, other securities or other property) for which the record date is before the date the stock certificate is delivered or book entry is made.

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(j)No Hedging/Assignability. No Award (or any rights and obligations thereunder) granted under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order. All Awards (and any rights thereunder) will be exercisable during the life of the Participant only by the Participant or the Participant’s legal representative. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 9(j) will be null and void and any Award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and the Award Agreements will be binding upon any permitted successors and assigns.

(k)Sub-Plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

(l)Legal Matters. No past, present or future director, officer or employee of the Company will have any liability to any Person (including any Participant) for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award.

(m)Governing Law. The validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award, shall be determined in accordance with the laws of the State of Colorado.

(n)Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(o)No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(p)No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

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(q)Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 10.Effective Date of the Plan.

The Plan was adopted on November 22, 2024 by the Company’s Board of Directors (the “Effective Date”).

Section 11.Term of the Plan.

Unless the Plan shall have been discontinued or terminated as provided in Section 7(a) of the Plan, the Plan shall terminate on December 31st of the year in which the tenth anniversary of the Effective Date occurs. No Award shall be granted after the termination of the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond the termination of the Plan, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board of Directors to amend the Plan, shall extend beyond the termination of the Plan.

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Exhibit 10.4

CONX CORP.

DIRECTOR STOCK OPTION AGREEMENT

This Stock Option Agreement (the “Agreement”) is entered into effective as of the Grant Date set forth on Exhibit A to this Agreement (the “Grant Date”), by and between CONX Corp., a Nevada corporation (the “Company”), and [Grantee Name] (“Grantee”).

RECITAL

WHEREAS, the Company, pursuant to its Amended and Restated 2024 Director Stock Incentive Plan (as amended from time to time, the “Plan”) desires to grant this stock option to Grantee, and Grantee desires to accept such stock option, each under the terms and conditions set forth in this Agreement; and

WHEREAS, the Option (as defined below) is intended to be consideration in exchange for the covenants herein contained and not in exchange for any right with respect to continuance of service to the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Grant of Option

The Company hereby grants to Grantee, as of the Grant Date, the right and option (hereinafter called the “Option”) to purchase all or any part of the number of shares of the Class A common stock of the Company, par value $0.0001 per share (the “Common Shares”) set forth on Exhibit A to this Agreement, at the price per share set forth on Exhibit A to this Agreement, which price is equal to or greater than the fair market value of a Common Share on the Grant Date (or the last trading day prior to the Grant Date, if the Grant Date was not a trading day) (the “Option Price”), and on the terms and conditions set forth in this Agreement. The Option Price is subject to adjustment as provided in this Agreement and the Plan. The Option is intended to be a non-statutory stock option that does not qualify as an “incentive stock option” within the meaning of the Internal Revenue Code of 1986, as amended, and regulations thereunder (the “Code”).

Notwithstanding anything in the Plan to the contrary, this Agreement and the Option granted hereunder shall be null and void and of no further force and effect unless and until the Grantee shall have accepted and acknowledged this Agreement within thirty (30) days after the Grant Date by following the current procedures implemented by the Company’s administrator for the Plan (the “Administrator”), as such Administrator and procedures are designated by the Company in its sole and absolute discretion for any reason or no reason from time to time.

2.	Duration and Exercisability

(a)Subject to the terms and conditions set forth in this Agreement and the Plan, the Option shall vest on the Grant Date.

(b)Except as permitted pursuant to the Plan, (i) during the lifetime of Grantee, the Option shall be exercisable only by Grantee or, if permissible under applicable law, by Grantee’s guardian or legal representative, (ii) the Option shall not be assignable or transferable by Grantee, other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code, Title I of the Employee Retirement Income Security Act, or the rules promulgated thereunder, (iii) the Option may not be sold, assigned, transferred or otherwise disposed of, or pledged, alienated, attached, hypothecated, or otherwise encumbered in any manner (whether by operation of law or otherwise), and will not be subject to execution, attachment or other process, and (iv) any Common Shares issued upon the exercise of the Option may not be sold or otherwise disposed of by the Grantee within six months after the Grant Date. Any purported sale, assignment, transfer, pledge, alienation, attachment or encumbrance in violation of the terms of this Agreement or the Plan shall be void and unenforceable against the Company or any of its subsidiaries. Any sale, assignment, transfer, pledge, hypothecation, or other disposition of the Option or any attempt to make any such levy of execution, attachment or other encumbrance will cause the Option to terminate immediately, unless the Board of Directors of the Company or the Committee (as defined in the Plan), in their sole and absolute discretion for any reason or no reason at any time and from time to time, specifically waives applicability of this provision.

(c)Notwithstanding any other provisions in this Agreement or the Plan, the Option shall expire and terminate, and shall cease to be exercisable, on the expiration date set forth on Exhibit A to this Agreement (the “Expiration Date”).

(d)The Company assumes no responsibility for individual income taxes, penalties or interest related to the grant, vesting, adjustment, termination or exercise of the Option or any subsequent disposition of Common Shares. Grantee should consult with Grantee’s personal tax advisor regarding the tax ramifications, if any, which result from the grant, vesting, adjustment, termination or exercise of the Option, and any subsequent disposition of Common Shares. If, in the Company’s sole and absolute discretion for any reason or no reason at any time and from time to time, it is necessary or appropriate to collect or withhold federal, state or local taxes in connection with the grant, vesting, adjustment, termination or exercise of any portion of the Option and/or any subsequent disposition of Common Shares, the Company shall be entitled to require the payment of such amounts as a condition to exercise.

(e)In accepting the terms and conditions of this Agreement and the Option and in considering the exercise of the Option, Grantee understands, acknowledges, agrees and hereby stipulates that Grantee has used and shall use the same independent investment judgment that Grantee would use in making other investments in corporate securities. Among other things, stock prices will fluctuate over any reasonable period of time and the price of the Common Shares may go down as well as up. No guarantees are made as to the future prospects of the Company or the Common Shares, or that any market for sale of the Common Shares will exist in the future. No representations are made by the Company except as may be contained in any active registration statement on file with the United States Securities and Exchange Commission (“SEC”) relating to the Plan at the time of the applicable exercise of the Option.

3.	Effect of Termination of Director’s Status Before Exercise

(a)In the event that Grantee shall cease to be a director of the Company for any reason other than Grantee’s death or disability (as described in Section 3(b) of this Agreement), any portion of the Option then held by the Grantee shall remain exercisable after the termination of Grantee’s status as a director of the Company for a period of three months (the “Three Month Period”), subject to the conditions that (i) any vested or exercisable portion of the Option not exercised within the Three Month Period shall be automatically exercised pursuant to the Expiration Exercise Procedures set forth in Section 4(c) below, and (ii) no portion of the Option shall be exercisable (whether vested or unvested) after the Expiration Date.

(b)In the event that Grantee shall die while serving as a director of the Company or if Grantee shall cease to be a director of the Company because Grantee becomes disabled (within the meaning of Section 22(e)(3) of the Code and regulations thereunder) while serving as a director of the Company and Grantee shall not have exercised the Option to the extent of the full number of vested Common Shares that Grantee was entitled to exercise under the Option as of the date of such death or cessation of service as a director of the Company on account of disability, as applicable, then such Option may be exercised at any time within twelve months after the date of such death or cessation of service as a director of the Company on account of disability (the “Death or Disability Post-Termination Exercise Period”) by Grantee or the personal representatives or administrators, executor or guardians of Grantee, as applicable, or by any person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution, but only to the extent of the full number of vested Common Shares that Grantee was entitled to purchase under the Option on the date of such death or cessation of service as a director of the Company on account of disability, as applicable, subject to the conditions that (i) any vested or exercisable portion of the Option not exercised within the Death or Disability Post-Termination Exercise Period shall be automatically exercised pursuant to the Expiration Exercise Procedures set forth in Section 4(c) below, (ii) any portion of the Option not vested or otherwise not exercisable as of the date of such death or cessation of service as a director of the Company on account of disability, as applicable, shall be deemed to have terminated and cannot be exercised as or after such date, and (iii) no portion of the Option shall be exercisable (whether vested or unvested) after the Expiration Date. The termination of the Option by reason of this Section 3(b) shall be without prejudice to any right or remedy which the Company may have against the Grantee or other holder of the Option or any Common Shares issued or issuable upon exercise of the Option.

(c)Notwithstanding any other provision in this Agreement or the Plan or any termination or expiration of the Option, the covenants set forth in Section 5 of this Agreement shall continue in force in accordance with their terms unless otherwise terminated by the Company.

4.	Manner of Exercise

(a)The Option can be exercised only by Grantee or other proper party as described in Section 2(b), Section 3(b) and/or Section 4(c) of this Agreement, in whole Common Shares, by following, prior to the earlier of any forfeiture or termination or the Expiration Date, the then current procedures implemented by the Administrator, as such Administrator and procedures are designated by the Company in its sole and absolute discretion for any reason or no reason at any time and from time to time. The instruction to exercise the Option must be made by a person entitled to exercise the Option and shall (i) include, among other things, the number of Common Shares as to which the Option is being exercised, (ii) contain a representation and agreement as to Grantee’s investment intent and to Grantee’s status as an “accredited investor” as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the Common Shares in a form satisfactory to the Company (unless a Prospectus meeting applicable requirements of the Securities Act, is in effect for the Common Shares being purchased pursuant to exercise of the Option), and (iii) be accompanied by payment in full of the Option Price for all Common Shares designated in the instruction. The instruction to exercise shall be sent as set forth in Section 6(l) of this Agreement or in such other manner pursuant to the then-applicable procedures implemented by the Administrator.

(b)Except as otherwise provided for by the then-current procedures implemented by the Administrator or as otherwise specified in Section 4(c) of this Agreement, Grantee shall pay the Option Price for the Common Shares purchased in cash or by certified or bank cashier’s check.

(c)If, upon the close of trading on the NASDAQ Stock Market (or, in the event that the Common Shares are no longer listed and traded on the NASDAQ Stock Market, such other domestic stock exchange or OTC Market (as defined in the Plan) or similar quotation system or association on which the Common Shares are then listed and traded) (the “Market Close”) (i) in the event that Grantee shall cease to be a director of the Company as contemplated by Section 3(a) of this Agreement, on the earlier of (x) the last day of the Three Month Period, and (y) the Expiration Date, (ii) in the event that Grantee shall cease to be a director of the Company as contemplated by Section 3(b) of this Agreement, on the earlier of (x) the last day of the Death or Disability Post-Termination Exercise Period, and (y) the Expiration Date, and (iii) in any other circumstance where all or any portion of the Option is then outstanding and exercisable on the Expiration Date, on the Expiration Date (the dates in clauses (i), (ii), and (iii), as applicable (or the last trading day prior to any such date (if such date is not a trading day)), the “Expiration Exercise Date”), all or any portion of the Option is vested and exercisable, then the vested and exercisable portion of the Option shall be automatically exercised upon the Market Close on the Expiration Exercise Date without any further action by Grantee (or any other proper party as described in Section 2(b) and/or Section 3(b) of this Agreement) pursuant to the applicable then-current procedures implemented by the Administrator (the “Expiration Exercise Procedures”), as such Administrator and Expiration Exercise Procedures are designated by the Company in its sole and absolute discretion for any reason or no reason at any time and from time to time.

Pursuant to the Expiration Exercise Procedures: (i) the following costs and expenses will be satisfied by withholding otherwise deliverable Common Shares to be issued upon the automatic exercise of the Option: (A) the Option Price for the full number of vested Common Shares that are automatically exercised under the Option pursuant to this Section 4(c); (B) the Administrator’s fees and commissions, if any; (C) other brokerage fees and commissions, if any; and (D) all withholding and all other obligations with regard to any individual income taxes (which Grantee understands, acknowledges, agrees and hereby stipulates may be withheld at the highest then-current tax rate), penalties or interest related to the grant, vesting, adjustment, termination or exercise of the Option and/or any subsequent disposition of Common Shares in connection with the Expiration Exercise Procedures or otherwise; and (ii) the number of whole Common Shares, if any, remaining after completion of all withholding as described in subsection (i) of these Expiration Exercise Procedures shall be issued to Grantee. Without limitation of the generality of Section 2(d) of this Agreement, in the event that the amounts withheld pursuant to the Expiration Exercise Procedures are insufficient to satisfy Grantee’s actual individual income tax, penalty and/or interest obligations, Grantee understands, acknowledges, agrees and hereby stipulates that Grantee, and not the Company, shall be solely responsible and liable for payment of any deficiencies. Only an Option that is “in-the-money” at Market Close on the Expiration Exercise Date shall be automatically exercised pursuant to this Section 4(c). An Option shall be considered “in-the-money” for purposes of this Section 4(c) if the fair market value of a Common Share upon the Market Close on the Expiration Exercise Date is at least one percent (1%) greater than the Option Price.

Furthermore, and without limitation of the generality of the preceding sentence, any exercise of the Option that would result in the issuance of less than one whole Common Share to Grantee pursuant to the Expiration Exercise Procedures shall not be automatically exercised pursuant to this Section 4(c). Grantee (on its own behalf and on behalf of each and every other proper party as described in Section 2(b) and/or Section 3(b) of this Agreement) hereby expressly authorizes and agrees to the automatic exercise of the Option as provided in this Section 4(c) (and shall be deemed to have given all instructions and representations required under Section 4(a) of this Agreement in connection with the automatic exercise of the Option as provided in this Section 4(c)), and neither the approval of the Administrator, nor the consent of Grantee (or any other proper party as described in Section 2(b) and/or Section 3(b) of this Agreement) shall be required at the time of the automatic exercise of the Option pursuant to this Section 4(c). For the avoidance of doubt, Grantee may exercise any vested and exercisable portion of the Option prior to Market Close on the Expiration Exercise Date. Grantee understands, acknowledges, agrees and hereby stipulates that the automatic exercise procedure pursuant to this Section 4(c) is provided solely as a convenience to Grantee as protection against Grantee’s inadvertent failure to exercise all or any portion of an “in-the-money” Option that is vested and exercisable before such Option expires under this Agreement. Because any exercise of all or any portion of the Option is solely Grantee’s responsibility, Grantee hereby waives and releases and agrees to indemnify and hold the Company harmless from and against any and all claims of any kind whatsoever against the Company and/or any other party (including without limitation, the Administrator and the Company’s employees and agents) arising out of or relating to the automatic exercise procedure pursuant to this Section 4(c) (or any failure thereof), including without limitation any resulting individual income tax, penalty and/or interest liability and/or any other liability if the automatic exercise of the Option does occur, or does not occur for any reason or no reason whatsoever and/or the Option actually expires.

(d)Unless notified by the Company or the Administrator to the contrary, the Common Shares issuable on exercise of the Option shall be deemed issued on the date specified by the Company, within five (5) business days following the date that the Company determines that all requirements for issuance of the Common Shares have been properly completed. The Company shall have no obligation to issue the Common Shares upon the exercise of any portion of the Option until it has confirmed to its satisfaction that all requirements for the issuance have been accomplished. Any notice of exercise shall be void and of no effect if all requisite events have not been accomplished.

(e)Unless the Company waives applicability of this provision, the certificate or certificates for the Common Shares, if any, as to which the Option shall be exercised or the book entries, as applicable, may be registered only in the name of the Grantee (or if the Grantee so requests in the notice of exercise of the Option, jointly in the name of the Grantee and with a member of the Grantee’s family, with the right of survivorship, or in the event of the death of Grantee, in the name of such survivor of the Grantee as the person with the right to exercise the Option shall designate).

5.	Protection of Confidential Information and Trade Secrets.

(a)Confidential Information and Trade Secrets.

(i)Grantee agrees to hold in a fiduciary capacity for the benefit of the Company any and all proprietary and confidential information, knowledge, ideas and data, including, without limitation, customer lists and the Company’s trade secrets, products, processes and programs (“Confidential Information and Trade Secrets”), relating in any way to the present or future business or activities of the Company for as long as such Confidential Information and Trade Secrets remain confidential (for clarification purposes, this restriction shall include, but not be limited to, the obligation of and agreement by Grantee not to disclose to, or use to or for the benefit of, any person or entity other than the Company any Confidential Information and Trade Secrets). Such Confidential Information and Trade Secrets include but are not limited to: (i) the Company’s financial and business information, such as capital structure, operating results, strategies and plans for future business, pending projects and proposals and potential acquisitions or divestitures; (ii) product and technical information, such as product formulations, new and innovative product ideas, proprietary credit scoring models and approaches, credit policies, new business developments, plans, designs, compilation methods, processes, procedures, program devices, data processing programs, software, software codes, hardware, firmware and research and development products; (iii) marketing information, such as new marketing ideas, mailing lists, the identity and number of the Company’s customers and prospects, their names and addresses and sales and marketing plans; (iv) information about the Company’s third-party agreements and any confidential or protected information disclosed to the Company by a third-party; (v) the Company’s suppliers, partners, customers and prospect lists; and (vi) personnel information, such as the identity and number of the Company’s employees, their salaries, bonuses, benefits, skills, qualifications and abilities. For the avoidance of doubt and notwithstanding the foregoing, the term “trade secrets” shall mean items of Confidential Information and Trade Secrets that meet the requirements of the Uniform Trade Secrets Act, as adopted in the State of Colorado and as amended from time to time or under the Defend Trade Secrets Act, 18 U.S.C. §1833, et seq. Under the federal Defend Trade Secrets Act of 2016, Grantee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (x) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made to Grantee’s attorney in relation to a lawsuit for retaliation against Grantee for reporting a suspected violation of law; or (z) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(ii)Nothing in this Agreement shall limit Grantee’s rights under applicable law to provide information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity, and Grantee does not need permission from the Company or any of its subsidiaries to do so. Grantee recognizes that, in connection with the provision of information to any governmental entity, Grantee must inform such governmental entity that the information Grantee is providing is confidential. Despite the foregoing, Grantee is not permitted to reveal to any third party, including any governmental entity, information Grantee came to learn during Grantee’s service to the Company that is protected from disclosure by any applicable privilege, including, but not limited to, the attorney-client privilege or attorney work product doctrine. The Company and its subsidiaries do not waive any applicable privileges or the right to continue to protect their privileged attorney-client information, attorney work product, and other privileged information. Nothing in this Agreement prevents or limits Grantee from recovering an award for providing information to any governmental authority concerning any suspected violation of law by the Company or its subsidiaries.

(iii)All Confidential Information and Trade Secrets, together with all copies thereof and notes and other references thereto, shall remain the sole property of the Company. To the extent that Grantee possesses any Confidential Information and Trade Secrets or equipment belonging to the Company, Grantee agrees to deliver to the Company, immediately upon cessation of Grantee’s service as a director of the Company and at any time and from time to time as the Company requests: (i) any and all documents, files, notes, memoranda, databases, computer files, and/or other computer programs reflecting any Confidential Information and Trade Secrets; and (ii) any and all computer equipment, home office equipment, automobile, or other business equipment belonging to the Company that Grantee may then possess or have under Grantee’s control. For any equipment or devices owned by Grantee on which proprietary information of the Company is stored or accessible, Grantee shall, immediately upon or prior to cessation of Grantee’s service as a director of the Company, deliver such equipment or devices to the Company so that any proprietary information may be deleted or removed. Grantee expressly authorizes the Company’s designated representatives to access such equipment or devices for this limited purpose and shall provide any passwords and/or passcodes necessary to accomplish this task.

(iv)Grantee acknowledges that all Confidential Information and Trade Secrets is essential to the Company’s present and future business and activities, and is therefore deemed trade secrets and is considered proprietary to, and treated as confidential by, the Company. This obligation of confidentiality is intended to supplement, and is not intended to supersede or limit, the obligations of confidentiality Grantee has to the Company by agreement, law or otherwise.

(b)Remedies. Grantee understands, acknowledges, agrees and hereby stipulates that any and all actual, threatened or attempted violations of any and all covenants in this Agreement (including, without limitation, covenants in this Section 5), may cause the Company irreparable harm, which may not be compensated for by monetary damages alone.

(c)No Waiver. In addition to (and without limitation of) the other terms and conditions of this Agreement, the failure of the Company to insist upon strict performance of any provision of any agreement between the Company, on the one hand, and another grantee, director, employee, person or entity, on the other hand, shall not be construed as a waiver of the Company’s right to insist upon strict performance of each and every representation, warranty, covenant, duty and obligation of Grantee hereunder. In addition to (and without limitation of) the foregoing, the election of certain remedies by the Company with respect to the breach or default by another grantee, director, employee, person or entity of any agreement between the Company, on the one hand, and such other grantee, director, employee, person or entity, on the other hand, shall not be deemed to prejudice any rights or remedies that the Company may have at law, in equity, under contract (including without limitation this Agreement) or otherwise with respect to a similar or different breach or default hereunder by Grantee (all of which are hereby expressly reserved).

6.	Miscellaneous

(a)Option Subject to the Plan. The Option is issued pursuant to the Plan and is subject to its terms and conditions. The Committee has final authority to decide, interpret, determine and calculate any and all aspects of the Plan in its sole and absolute discretion for any reason or no reason at any time and from time to time.

(b)No Right to Continued Service as a Director; No Rights as Stockholder. This Agreement shall not confer upon Grantee any right with respect to continuance of service with the Company or any of its direct or indirect subsidiaries, nor will it interfere in any way with any right of the Company to terminate such service or remove Grantee for any reason or no reason at any time and from time to time. The holder of the Option will not have any right to dividends or any other rights of a stockholder with respect to Common Shares subject to the Option until such Common Shares shall have been issued to Grantee upon valid exercise of the Option in accordance with this Agreement and the Plan (as evidenced by the records of the transfer agent of the Company).

(c)Adjustments. If there shall be any change in the Common Shares of the Company through merger, consolidation, reorganization, recapitalization, dividend in the form of stock (of whatever amount), stock split or other change in the corporate structure of the Company, then appropriate adjustments shall be made in accordance with the terms of the Plan to prevent dilution or enlargement of Grantee’s rights under the Option. Such adjustments may include, where appropriate, changes in the number of shares of Common Shares and the price per share subject to the outstanding Option. Notwithstanding the foregoing, no action that would modify the treatment of the Option under the Code shall be effective unless agreed to in writing by both parties.

(d)Assigns and Successors. This Agreement shall inure to the benefit of the Company’s assigns and successors and its and their direct and indirect subsidiaries.

(e)Compliance with Law; Legal Requirements. The Company shall at all times during the term of the Option reserve and keep available such number of Common Shares as will be sufficient to satisfy the requirements of this Agreement. The exercise of all or any part of the Option shall only be effective at such time that the issuance and sale of Common Shares pursuant to such exercise will not violate any federal or state securities or other laws. The Company may suspend Grantee’s or any holder’s of the Option right to exercise the Option and shall not issue or deliver the Common Shares underlying the Option unless it is satisfied in its judgment that the issuance and sale of Common Shares will not violate any of the provisions of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any rules or regulations of the SEC promulgated thereunder, or the requirements of applicable state law relating to authorization, issuance or sale of securities, other applicable laws, rules and regulations or any applicable stock exchange, or any other applicable laws, rules or regulations, or until there has been compliance with the provisions of such acts, laws and rules. If the Company in its sole and absolute discretion so elects, it may register the Common Shares issuable upon the exercise of the Option under the Securities Act and/or list the Common Shares on any securities exchange. In the absence thereof, Grantee understands that neither the Option nor the Common Shares issuable upon the exercise thereof will be registered under the Securities Act, or tradeable on any securities exchange, and Grantee represents (i) that the Option is being acquired, and that such Common Shares that will be acquired pursuant to exercise of the Option, if any, will be acquired, by Grantee for investment and not with a view to distribution thereof, and (ii) Grantee is an “accredited investor” as such term is defined in Rule 501 under the Securities Act. In the absence of an effective registration statement meeting the requirements of the Securities Act, upon any sale or transfer of the Common Shares issued pursuant to the Option, Grantee shall deliver to the Company an opinion of counsel satisfactory to the Company to the effect that the sale or transfer of the Common Shares does not violate any provision of the Securities Act or the Exchange Act, unless such requirement is waived by the Company in its sole discretion. Grantee understands that the Company is under no obligation to register or qualify the Common Shares with the SEC, any state securities commission or any stock exchange to effect such compliance and that Grantee will have no recourse to or claim against the Company if the Company determines pursuant to this Section 6(e) that it is unable to deliver the Common Shares upon exercise of the Option. Regardless of whether the offering and sale of the Common Shares have been registered under the Securities Act, or have been registered or qualified under the securities laws of any state, the Company in its sole and absolute discretion for any reason or no reason at any time and from time to time may impose restrictions upon the sale, pledge or other transfer of such Common Shares (including the placement of appropriate legends on certificates or the imposition of stop-transfer instructions on the certificates or book entries, as applicable) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the Exchange Act, the securities laws of any state or other jurisdiction or any other applicable laws, rules and regulations or any applicable stock exchange rules or regulations.

Unless the Common Shares are issued pursuant to a registration statement under the Securities Act, the Common Shares shall bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SECURITIES IS EFFECTIVE UNDER SUCH ACT AND THE TRANSACTION IS QUALIFIED UNDER APPLICABLE STATE LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS OF APPLICABLE STATE LAW AND AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN

RENDERED BY COUNSEL, UNLESS SUCH REQUIREMENT IS WAIVED BY THE COMPANY IN ITS SOLE DISCRETION.

(f)Confidential Treatment of Option. Grantee agrees to treat with confidentiality the existence, terms and conditions of this Agreement and the Option except to the extent disclosed by the Company pursuant to applicable law, and agrees that failure to do so may result in immediate termination of the Option.

(g)Disputes; Governing Law. The relationship between the parties including all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the State of Colorado without giving any effect to its conflict of law provisions. Any and all disputes arising out of, or in connection with, the interpretation, performance or the nonperformance of this Agreement or any and all disputes arising out of, or in connection with, transactions in any way related to this Agreement or the Option and/or the relationship between the parties (including but not limited to the termination of this Agreement, Grantee’s service as a director, and Grantee’s rights with respect thereto or disputes under rights granted pursuant to statutes or common law, including those in the state in which Grantee is located) shall be litigated solely and exclusively before the United States District Court for the District of Colorado. Grantee and Company each consent to the in personam jurisdiction of said court for the purposes of any such litigation, and waive, fully and completely, any right to dismiss and/or transfer any action pursuant to 28 U.S.C.S. 1404 or 1406 (or any successor statute). In the event the United States District Court for the District of Colorado does not have subject matter jurisdiction of said matter, then such matter shall be litigated solely and exclusively before the appropriate state court of competent jurisdiction located in the City and County of Denver, State of Colorado.

(h)Survival. Any provision of this Agreement which logically would be expected to survive termination or expiration, shall survive for a reasonable time period under the circumstances, whether or not specifically provided in this Agreement. Except as set forth to the contrary in this Agreement, the obligations under this Agreement also shall survive termination of Grantee’s service as a director of the Company and any changes made in the future to the terms of Grantee’s service as a director of the Company.

(i)Complete Agreement; No Waiver. This Agreement constitutes the entire, final and complete understanding between the parties hereto with respect to the subject matter of this Agreement, and it supersedes and replaces all previous understandings or agreements, written, oral, or implied, with respect to the subject matter of this Agreement made or existing before the date of this Agreement. Except as expressly provided by this Agreement, no waiver or modification of any of the terms or conditions of this Agreement shall be effective unless in writing and signed by both parties. The failure of any party to insist upon strict performance of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or similar nature.

(j)Severability. Each provision of this Agreement shall be construed as separable and divisible from every other provision and the enforceability of any one provision shall not limit the enforceability, in whole or in part, of any other provision. Except as otherwise set forth in this Agreement, in the event that a court, arbitrator or other body of competent jurisdiction holds any provision of this Agreement to be invalid, illegal, void or less than fully enforceable as to time, scope or otherwise, the parties agree that such provision shall be construed by limiting and reducing it to the minimum extent necessary to render such provision valid, legal and enforceable while preserving to the greatest extent permissible the original intent of the parties; the remaining terms and conditions of this Agreement shall not be affected by such alteration, and shall remain in full force and effect.

(k)Summary Information. In the event that the Company provides Grantee (or anyone acting on behalf of Grantee) with summary or other information concerning, including or otherwise relating to Grantee’s rights or benefits under this Agreement (including without limitation the Option, and any vesting thereof), such summary or other information shall in all cases be qualified in its entirety by this Agreement and the Plan, and, unless it explicitly states otherwise and is signed by an officer of the Company, shall not constitute an amendment or other modification hereto.

(l)Grantee Acknowledgements.

(i)Grantee understands, acknowledges, agrees and hereby stipulates that Grantee is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.

(ii)Grantee understands, acknowledges, agrees and hereby stipulates that Grantee has carefully read, considered and understands all of the provisions of this Agreement, the Plan and the Company’s policies reflected in this Agreement.

(iii)Grantee understands, acknowledges, agrees and hereby stipulates that Grantee has asked any questions needed for him or her to understand the terms, consequences and binding effect of this Agreement and the Plan and Grantee fully understands them.

(iv)Grantee understands, acknowledges, agrees and hereby stipulates that Grantee was provided an opportunity to seek the advice of an attorney and/or tax professional of Grantee’s choice before accepting this Agreement.

(v)Grantee understands, acknowledges, agrees and hereby stipulates that the obligations and restrictions set forth in this Agreement are consistent with Grantee’s right to sell Grantee’s labor, the public’s interest in unimpeded trade, are fair and reasonable, and are no broader than are reasonably required to protect the Company’s interests.

(vi)Grantee understands, acknowledges, agrees and hereby stipulates that it is the Company’s policy to seek legal recourse to the fullest extent possible for actual, threatened or attempted violation of this Agreement. Grantee understands that nothing in this Agreement shall be construed to prohibit the Company from pursuing any other available remedies for any such actual, threatened or attempted violations of this Agreement, including the recovery of damages from Grantee. Grantee further agrees that, if Grantee violates, threatens or attempts to violate this Agreement, it would be difficult to determine the damages and lost profits which the Company would suffer as a result thereof including, but not limited to, losses attributable to lost or misappropriated Confidential

Information and Trade Secrets and losses stemming from violations of the non-disclosure obligations set forth above. Accordingly, Grantee agrees that if Grantee violates, threatens or attempts to violate this Agreement, then the Company shall be entitled to an order for injunctive relief and/or for specific performance, or their equivalent, in addition to money damages and any other remedies otherwise available to it at law or equity. Such injunctive relief includes but is not limited to requirements that Grantee take action or refrain from taking action to preserve the secrecy of Confidential Information and Trade Secrets, to not use Confidential Information and Trade Secrets and to protect the Company from irreparable harm. Grantee expressly agrees that the Company does not need to post a bond to obtain an injunction and Grantee waives the right to require such a bond.

(m)Notice. All notices to the Company shall be addressed to: CONX Corp., 5701 S. Santa Fe Dr. Littleton, Colorado 80120, Attn: Secretary, or to such other address or person as the Company may notify Grantee from time to time. All notices to Grantee or other person or persons then entitled to exercise the Option shall be addressed to Grantee or such other person(s) at Grantee’s address on file with the Company, or to such other address as Grantee or such person(s) may notify the Company or its administrator for the Option in writing from time to time.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

Upon Grantee’s acceptance of the terms and conditions set forth in this Agreement through the electronic grant process available through the Administrator, this Agreement shall become effective between the parties as of the Grant Date.

CONX CORP.

GRANTEE – [Grantee Name]
Accepted on [Acceptance Date]

Exhibit A to Director Stock Option Agreement

Grant Date:   ___________

Number of Common Shares subject to the Option:  __________

Option Price:   $__________

Expiration Date:  ___________

Exhibit 31.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER AND PRINCIPAL

FINANCIAL OFFICER

Pursuant to Rule 13a-14(a) and Rule 15d-14(a) under the

Securities Exchange Act of 1934

(Section 302 of the Sarbanes-Oxley Act of 2002)

I, Kyle Jason Kiser, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of CONX Corp.;
2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

I am responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) and have:

a.

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under my supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to me by others within those entities, particularly during the period in which this report is being prepared;

b.

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report my conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

I have disclosed, based on my most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 4, 2025	By:	/s/ Kyle Jason Kiser
Kyle Jason Kiser
Chief Executive Officer
(Principal Executive, Financial and Accounting Officer)

Exhibit 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADDED BY

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of CONX Corp. (the “Company”) on Form 10-Q for the quarterly period ended September 30, 2024, as filed with the Securities and Exchange Commission (the “Report”), I, Kyle Jason Kiser, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. §1350, as added by §906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company as of and for the period covered by the Report.
Date: March 4, 2025	By:	/s/ Kyle Jason Kiser
Kyle Jason Kiser
Chief Executive Officer
(Principal Executive, Financial and Accounting Officer)